Exhibit 4(j)
Execution Version

U.S. $150,000,000
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of September 14, 2018
Among
ENTERGY TEXAS, INC.
as Borrower
THE BANKS NAMED HEREIN
as Banks
CITIBANK, N.A.
as Administrative Agent
JPMORGAN CHASE BANK, N.A.
BNP PARIBAS
MIZUHO BANK, LTD.
THE BANK OF NOVA SCOTIA
as LC Issuing Banks
and
the other LC Issuing Banks
from time to time parties hereto

CITIBANK, N.A. JPMORGAN CHASE BANK, N.A. WELLS FARGO SECURITIES, LLC	BNP PARIBAS MIZUHO BANK, LTD. THE BANK OF NOVA SCOTIA MUFG BANK, LTD.
Joint Lead Arrangers

JPMORGAN CHASE BANK, N.A. WELLS FARGO BANK, NATIONAL ASSOCIATION Syndication Agents	BNP PARIBAS MIZUHO BANK, LTD. THE BANK OF NOVA SCOTIA MUFG BANK, LTD. Documentation Agents

TABLE OF CONTENTS

Page

Article I DEFINITIONS AND ACCOUNTING TERMS	1

Section 1.01. Certain Defined Terms.	1

Section 1.02. Computation of Time Periods.	21

Section 1.03. Accounting Terms and Principles.	21

Article II AMOUNTS AND TERMS OF THE EXTENSIONS OF CREDIT	21

Section 2.01. The Commitments.	21

Section 2.02. Making the Advances.	22

Section 2.03. Letters of Credit.	23

Section 2.04. Fees.	27

Section 2.05. Reduction of the Commitments.	28

Section 2.06. Repayment of Advances.	28

Section 2.07. Interest on Advances.	29

Section 2.08. Additional Interest on Eurodollar Rate Advances.	29

Section 2.09. Interest Rate Determination.	29

Section 2.10. Conversion of Advances.	31

Section 2.11. Prepayments.	31

Section 2.12. Increased Costs.	32

Section 2.13. Illegality.	33

Section 2.14. Payments and Computations.	34

Section 2.15. Taxes.	35

Section 2.16. Sharing of Payments, Etc.	39

Section 2.17. Noteless Agreement; Evidence of Indebtedness.	39

Section 2.18. Extension of Termination Date.	40

Section 2.19. Defaulting Lenders.	42

Article III CONDITIONS OF EXTENSIONS OF CREDIT	45

Section 3.01. Conditions Precedent to Effectiveness.	45

Section 3.02. Conditions Precedent to Each Extension of Credit.	46

Article IV REPRESENTATIONS AND WARRANTIES	47

Section 4.01. Representations and Warranties of the Borrower.	47

Article V COVENANTS OF THE BORROWER	50

Section 5.01. Affirmative Covenants.	50

Section 5.02. Negative Covenants.	53

Article VI EVENTS OF DEFAULT AND REMEDIES	55

Section 6.01. Events of Default.	55

Section 6.02. Remedies.	57

Section 6.03. Cash Collateral Account.	57

Article VII THE AGENT	58

Section 7.01. Authorization and Action.	58

Section 7.02. Administrative Agent’s Reliance, Etc.	58

Section 7.03. Citibank and Affiliates.	59

Section 7.04. Lender Credit Decision.	59

Section 7.05. Indemnification.	59

Section 7.06. Successor Administrative Agent.	59

Section 7.07. Resignation of LC Issuing Banks.	61

Section 7.08. Trust Indenture Act.	61

Article VIII MISCELLANEOUS	62

Section 8.01. Amendments, Etc.	62

Section 8.02. Notices, Etc.	63

Section 8.03. No Waiver; Remedies.	63

Section 8.04. Costs and Expenses; Indemnification.	63

Section 8.05. Right of Set-off.	65

Section 8.06. Binding Effect.	65

Section 8.07. Assignments and Participations.	66

Section 8.08. Governing Law.	72

Section 8.09. Consent to Jurisdiction; Waiver of Jury Trial.	72

Section 8.10. Execution in Counterparts.	72

Section 8.11. Electronic Communications.	73

Section 8.12. Severability.	74

Section 8.13. Headings.	74

Section 8.14. USA PATRIOT Act Notice.	75

Section 8.15. Confidentiality.	75

Section 8.16. Entire Agreement.	76

Section 8.17. Texas Revolving Credit Statute.	76

Section 8.18. Interest Rate Limitation.	76

Section 8.19. No Fiduciary Duty.	76

Section 8.20. Reallocations.	77

Section 8.21. Amendment and Restatement of Existing Credit Agreement.	78

Section 8.22. Acknowledgment and Consent to Bail-In of EEA Financial Institutions.	78

Section 8.23. Certain ERISA Matters.	79

SCHEDULES

Schedule I         -    List of Applicable Lending Offices
Schedule II        -    Commitment Schedule
Schedule III        -    Fronting Commitment Schedule
Schedule IV        -    Existing Letters of Credit

EXHIBITS

Exhibit A-1        -    Form of Notice of Borrowing
Exhibit A-2        -    Form of Notice of Conversion
Exhibit A-3        -    Form of Request for Issuance
Exhibit B        -    Form of Assignment and Assumption

Exhibit C-1        -    [Reserved]
Exhibit C-2        -    [Reserved]
Exhibit C-3        -    [Reserved]
Exhibit D        -    [Reserved]
Exhibit E-1    -        Form of U.S. Tax Compliance Certificate (For Foreign Lenders                 That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit E-2	- Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit E-3	- Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit E-4	- Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
80

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 14, 2018, among ENTERGY TEXAS, INC., a Texas corporation (the “Borrower”), the banks and other financial institutions (the “Banks”) listed on the signature pages hereof, Citibank, N.A. (“Citibank”), as administrative agent (the “Administrative Agent”) for the Lenders (as defined below) hereunder, JPMorgan Chase Bank, N.A., BNP Paribas, Mizuho Bank, Ltd. and The Bank of Nova Scotia, as LC Issuing Banks (as defined below), and the other LC Issuing Banks parties hereto from time to time.

PRELIMINARY STATEMENTS

(1)    The Borrower has requested that the Lenders and the LC Issuing Banks agree, on the terms and conditions set forth herein, to amend and restate in its entirety the Amended and Restated Credit Agreement, dated as of August 14, 2015 and as amended prior to the date hereof (the “Existing Credit Agreement”), among the Borrower, the lenders and letter-of-credit issuers party thereto and Citibank, as administrative agent.
(2)    The Lenders and the LC Issuing Banks have indicated their willingness to amend and restate the Existing Credit Agreement on the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.    Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Additional Commitment Lender” has the meaning specified in Section 2.18(d).
“Administrative Agent” has the meaning specified in the preamble hereto.
“Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a “Type” of Advance.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.
“Agent Parties” has the meaning specified in Section 8.11(c).
“Agent’s Account” means the account of the Administrative Agent designated from time to time in a written notice to the Lenders and the Borrower as the account to which the Lenders and the Borrower are to make payments under this Agreement.
“Agreement” means the Existing Credit Agreement, as amended and restated by this Second Amended and Restated Credit Agreement, as further amended, supplemented or modified from time to time.

“Anniversary Date” has the meaning specified in Section 2.18(a).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.
“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance
“Applicable Margin” means, (i) for any Base Rate Advance, the Base Rate Margin interest rate per annum set forth below in the column identified by the applicable Senior Debt Rating Level, and (ii) for any Eurodollar Rate Advance, the Eurodollar Margin interest rate per annum set forth below in the column identified by the applicable Senior Debt Rating Level.

Senior Debt Rating Level	Level 1	Level 2	Level 3	Level 4	Level 5
Interest Rate Per Annum
Eurodollar Margin	1.125%	1.250%	1.500%	1.750%	2.000%
Base Rate Margin	0.125%	0.250%	0.500%	0.750%	1.000%

Any change in the Applicable Margin will be effective as of the date on which S&P or Moody’s, as the case may be, announces the applicable change in any rating that results in a change in the Senior Debt Rating Level.
“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignee Lender” has the meaning specified in Section 8.20(b).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto.
“Assignor Lender” has the meaning specified in Section 8.20(b).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Banks” has the meaning specified in the preamble hereto.
“Base Rate” means, for any period, an interest rate per annum at all times equal to the highest of:
(i)the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(ii)1/2 of 1% per annum above the Federal Funds Rate in effect from time to time; and

(iii)the rate of interest per annum equal to the Eurodollar Rate as determined on such day (or if such day is not a Business Day, on the next preceding Business Day) that would be applicable to a Eurodollar Rate Advance having an Interest Period of one month, plus 1%;
provided, that, with respect to Base Rate Advances made pursuant to Section 2.09 (b) or (c), the Base Rate shall be the higher of clause (i) and (ii) without reference to clause (iii).
“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” has the meaning specified in the preamble hereto.
“Borrower Extension Notice Date” has the meaning specified in Section 2.18(a).
“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01 or Converted pursuant to Section 2.09 or 2.10.
“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.
“Capitalization” means, as of any date of determination, with respect to the Borrower and its Subsidiaries determined on a consolidated basis, an amount equal to the sum of (i) the total principal amount of all Debt of the Borrower and its Subsidiaries outstanding on such date, (ii)  Consolidated Net Worth as of such date and (iii) to the extent not otherwise included in Capitalization, all preferred stock and other preferred securities of the Borrower and its Subsidiaries, including preferred or preference securities issued by any subsidiary trust, outstanding on such date.
“Cash Collateral Account” has the meaning specified in Section 6.03.
“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in United States dollars at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent and the LC Issuing Banks (and “Cash Collateralization” has a corresponding meaning).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Charges” has the meaning specified in Section 8.18.
“Citibank” has the meaning specified in the preamble hereto.
“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time, and the regulations promulgated and rulings issued thereunder, each as amended or modified from time to time.
“Commitment” has the meaning specified in Section 2.01.
“Commitment Fee” has the meaning specified in Section 2.04(a).
“Common Equity” means the stock, shares or other ownership interests in the issuer thereof howsoever evidenced (including, without limitation, limited liability company member interests) that have ordinary voting power for the election of directors, managers or trustees (or other persons performing similar functions) of the issuer, as applicable, provided that Preferred Equity, even if it has such ordinary voting power, shall not be Common Equity.
“Communication” has the meaning specified in Section 8.11(a).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Net Worth” means the sum of the capital stock (excluding treasury stock and capital stock subscribed for and unissued) and surplus (including earned surplus, capital surplus and the balance of the current profit and loss account not transferred to surplus) accounts of the Borrower and its Subsidiaries appearing on a consolidated balance sheet of the Borrower and its Subsidiaries prepared as of the date of determination in accordance with GAAP, after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in such capital stock and surplus of Subsidiaries.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type or the selection of a new, or the renewal of the same, Interest Period for Eurodollar Rate Advances pursuant to Section 2.09 or 2.10.
“Credit Parties” means the Administrative Agent, the LC Issuing Banks and the Lenders.
“Debt” of any Person means (without duplication) all liabilities, obligations and indebtedness (whether contingent or otherwise) of such Person (i) for borrowed money or evidenced by bonds, debentures, notes, or other similar instruments, (ii) to pay the deferred purchase price of property or services (other than such obligations incurred in the ordinary course of business on customary trade terms, provided that such obligations are not more than 30 days past due), (iii) as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (iv) under reimbursement agreements or similar agreements with respect to the issuance of letters of credit (other than obligations in respect of letters of credit opened to provide for the payment of goods or services purchased in the ordinary course of business) and (v) under any Guaranty Obligations.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Defaulting Lender” means at any time, subject to Section 2.19(f), (i) any Lender that has failed, for two or more Business Days from the date required to be funded or paid, to (A) fund any portion of its Advances, (B) fund any portion of its participations in Letters of Credit or (C) pay over to any Credit Party any other amount required to be paid by it hereunder (each, a “funding obligation”), unless, in the case of clause (A) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Administrative Agent, the Borrower or any LC Issuing Bank in writing, or has stated publicly, that it does not intend or expect to comply with any of its funding obligations under this Agreement unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted generally on its funding obligations under other loan agreements, credit agreements and other similar agreements, (iv) any Lender that has, for three or more Business Days after written request by the Administrative Agent, the Borrower or any LC Issuing Bank, failed to confirm in writing to the Administrative Agent, the Borrower and such LC Issuing Bank that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s, the Borrower’s and such LC Issuing Bank’s receipt of such written confirmation), (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Lender Parent (provided, in each case of the foregoing clauses, that neither the reallocation of funding obligations provided for in Section 2.19(b) hereof as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender) or (vi) any Lender that becomes the subject of any Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (vi) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.19(f) hereof) upon notification of such determination by the Administrative Agent to the Borrower, the LC Issuing Banks and the Lenders.
“Disclosure Documents” means the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018 and Current Reports on Form 8-K filed in 2018 prior to the Restatement Effective Date.
“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such

Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.
“EDGAR” means the “Electronic Data Gathering, Analysis and Retrieval” system (or any successor system thereof) maintained by the SEC.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.07(b)(iii)).
“Eligible Securitization Bonds” means securities, however denominated, that are issued by any direct or indirect Subsidiary of the Borrower or any other Person under which recourse is limited to assets that are primarily rights to collect charges that are authorized by law (including, without limitation, pursuant to any order of any governmental authority authorized by law to regulate public utilities) to be invoiced to customers of the Borrower.
“Entergy Arkansas” means Entergy Arkansas, Inc., an Arkansas corporation, or its successors and permitted assigns.
“Entergy Louisiana” means Entergy Louisiana, LLC, a Texas limited liability company, or its successors and permitted assigns.
“Environmental Laws” means any federal, state or local laws, ordinances or codes, rules, orders, or regulations relating to pollution or protection of the environment, including, without limitation, laws relating to hazardous substances, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollution, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, each as amended and modified from time to time.

“ERISA Affiliate” of a Person or entity means any Person, trade or business (whether or not incorporated) that is a member of a group of which such Person or entity is a member and that is under common control with such Person or entity within the meaning of, or that would otherwise be aggregated with such Person or entity under, Section 414 of the Code.
“ERISA Plan” means an employee benefit plan maintained for employees of any Person or any ERISA Affiliate of such Person subject to Title IV of ERISA (other than a Multiemployer Plan).
“ERISA Termination Event” means (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to PBGC), or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from an ERISA Plan during a plan year in which the Borrower or any of its ERISA Affiliates was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate an ERISA Plan or the treatment of an ERISA Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate an ERISA Plan by the PBGC or to appoint a trustee to administer any ERISA Plan, or (v) any other event or condition that would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.
“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance made as part of the same Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for deposits in immediately available funds in United States dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute Reuters page or screen that displays such rate, or on the appropriate page or screen of such other comparable information service that publishes such rate from time to time as selected by the Administrative Agent in its discretion) (in each case, the “Screen Rate”) at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period, provided, that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement, and provided, further, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), the Eurodollar Rate for such Borrowing shall be the Interpolated Rate, provided, that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(b).

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
“Eurodollar Successor Rate” has the meaning specified in Section 2.09(c).
“Eurodollar Successor Rate Conforming Changes” means, with respect to any proposed Eurodollar Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such Eurodollar Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Eurodollar Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).
“Events of Default” has the meaning specified in Section 6.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender (which for purposes of this clause (ii) shall include any LC Issuing Bank), U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment requested by the Borrower under Section 8.07(e)) or (B) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (iii) Taxes attributable to such Credit Party’s failure to comply with Section 2.15(g) and (iv) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning specified in the preliminary statements hereto.
“Existing Letter of Credit” means a letter of credit listed on Schedule IV hereto outstanding under the Existing Credit Agreement immediately prior to the satisfaction of all the conditions precedent set forth in Sections 3.01 and 3.02.
“Existing Termination Date” has the meaning specified in Section 2.18(a).
“Extension Date” has the meaning specified in Section 2.18(a).

“Extension of Credit” means (i) the disbursement of the proceeds of any Borrowing and (ii) the issuance of a Letter of Credit or the amendment of any Letter of Credit having the effect of extending the stated termination date thereof or increasing the maximum amount available to be drawn thereunder.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.
“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Fee Letters” means (i) the letter agreement, dated as of August 16, 2018, among the Parent, Entergy Arkansas, Entergy Louisiana, the Borrower and Citigroup Global Markets Inc., (ii) the letter agreement, dated as of August 16, 2018, among the Parent, Entergy Arkansas, Entergy Louisiana, the Borrower, Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC and Wells Fargo Bank, National Association, (iii) the letter agreement, dated as of August 16, 2018, among the Parent, Entergy Arkansas, Entergy Louisiana, the Borrower and BNP Paribas, (iv) the letter agreement, dated as of August 16, 2018, among the Parent, Entergy Arkansas, Entergy Louisiana, the Borrower and Mizuho Bank, Ltd., (v) the letter agreement, dated as of August 16, 2018, among the Parent, Entergy Arkansas, Entergy Louisiana, the Borrower and MUFG Bank, Ltd., (vi) the letter agreement, dated as of August 16, 2018, among the Parent, Entergy Arkansas, Entergy Louisiana, the Borrower and The Bank of Nova Scotia, and (vii) each LC Issuing Bank Fee Letter entered into by the Borrower and an LC Issuing Bank from time to time, in the case of each of the preceding clauses, as amended, modified and supplemented from time to time.
“FERC Authorization” means the authorization of the Federal Energy Regulatory Commission granted to the Borrower by an order in docket number ES17-29-000 issued October 26, 2017 and effective as of November 1, 2017.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Fronting Commitment” means, with respect to any LC Issuing Bank, the aggregate stated amount of all Letters of Credit that such LC Issuing Bank agrees to issue (subject to the LC Commitment Amount), as modified from time to time pursuant to an agreement signed by such LC Issuing Bank and the Borrower. With respect to each Lender that is an LC Issuing Bank on the Restatement Effective Date, such LC Issuing Bank’s Fronting Commitment shall be such LC Issuing Bank’s “Fronting Commitment” listed on Schedule III, and with respect to any Lender that becomes an LC Issuing Bank after the Restatement Effective Date, such Lender’s Fronting Commitment shall equal the amount agreed between the Borrower and such Lender at the time that such Lender becomes an LC Issuing Bank, in each case, as such Fronting Commitment may be modified in accordance with the terms of this Agreement.

“Fronting Fee” has the meaning specified in Section 2.04(c).
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) hereof.
“Governmental Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning specified in Section 8.07(g).
“Guaranty Obligations” means direct or indirect guaranties in respect of, and obligations to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Debt of any Person, including, without limitation, Support Obligations.
“Hybrid Securities” means (i) debt or preferred or preference equity securities (however designated or denominated) of the Borrower or any of its Subsidiaries that are mandatorily convertible into Common Equity or Preferred Equity of the Borrower or any of its Subsidiaries, provided that such securities do not constitute Mandatorily Redeemable Stock, (ii) securities of the Borrower or any of its Subsidiaries that (A) are afforded equity treatment (whether full or partial) by S&P or Moody’s at the time of issuance, and (B) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to 91 days after the Termination Date, (iii) any other securities (however designated or denominated), that are (A) issued by the Borrower or any of its Subsidiaries, (B) not subject to mandatory redemption or mandatory prepayment, and (C) together with any guaranty thereof, subordinate in right of payment to the unsecured and unsubordinated indebtedness (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary terms) of the issuer of such securities or guaranty and (iv) QUIPS.
“ICC” has the meaning specified in Section 2.03(j).
“ICC Rule” has the meaning specified in Section 2.03(j).
“Impacted Interest Period” has the meaning specified for such term in the definition herein of “Eurodollar Rate”.
“Indemnified Person” has the meaning specified in Section 8.04(c).
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.
“Interest Period” means, for each Advance made as part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one-week (if available to all Lenders) or 1, 2, 3 or 6 months (or any other period acceptable to all the Lenders) in the case of a Eurodollar Rate Advance, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(i)the Borrower may not select any Interest Period that ends after the earliest of the then-scheduled Termination Date applicable to the Commitments of all the Lenders;

(ii)Interest Periods commencing on the same date for Advances made as part of the same Borrowing shall be of the same duration; and

(iii)whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, in the case of any Interest Period for a Eurodollar Rate Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the Screen Rate for the longest period for which the Screen Rate is available for the Eurodollar Rate Advance that is shorter than the Impacted Interest Period, and (b) the Screen Rate for the shortest period for which the Screen Rate is available for the Eurodollar Rate Advance that exceeds the Impacted Interest Period, in each case, at such time.
“ISP” has the meaning specified in Section 2.03(j).
“LC Commitment Amount” means $75,000,000 as the same may be reduced permanently from time to time pursuant to Section 2.05.
“LC Fee” has the meaning specified in Section 2.04(b).
“LC Issuing Bank” means JPMorgan Chase Bank, N.A., BNP Paribas, Mizuho Bank, Ltd. and The Bank of Nova Scotia and each other consenting Lender or Affiliate thereof that may be appointed from time to time by the Borrower to issue Letters of Credit under this Agreement and that is reasonably acceptable to the Administrative Agent.
“LC Issuing Bank Fee Letters” means the letter agreements between the Borrower and each LC Issuing Bank, in form and substance satisfactory to such LC Issuing Bank, concerning fees payable by the Borrower to such LC Issuing Bank for its own account, in each case, as amended, modified and supplemented from time to time.
“LC Outstandings” means, on any date of determination, the sum of the undrawn stated amounts of all Letters of Credit that are outstanding on such date plus the aggregate principal amount of all unpaid reimbursement obligations of the Borrower on such date with respect to payments made by the LC Issuing Banks under Letters of Credit. The LC Outstandings with respect to any Lender shall equal such Lender’s Percentage of the sum in the immediately preceding sentence.

“LC Payment Notice” has the meaning specified in Section 2.03(d).
“Lender Extension Notice Date” has the meaning specified in Section 2.18(b).
“Lender Insolvency Event” means that (i) a Lender or its Lender Parent is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) a Lender or its Lender Parent is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Lender Parent, or such Lender or its Lender Parent has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Lender Parent” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Lenders” means the Banks listed on the signature pages hereof and each Person that shall become a party hereto pursuant to Section 8.07.
“Letter of Credit” means (i) an Existing Letter of Credit or (ii) a standby letter of credit (which may include commercial letters of credit, if agreed to by the applicable LC Issuing Bank) issued by an LC Issuing Bank pursuant to Section 2.03, in each case, as such letter of credit may from time to time be amended, modified or extended in accordance with the terms of this Agreement.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person or any of its Subsidiaries shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Loan Documents” means this Agreement, each promissory note delivered under Section 2.17 and the Fee Letters, in each case, as any of the foregoing may be amended, supplemented or modified from time to time.
“Majority Lenders” means, subject to the last paragraph of Section 8.01, at any time Lenders to which are owed more than 50% of the then aggregate unpaid principal amount of the Advances and participation obligations with respect to the LC Outstandings, or, if there are no Outstanding Credits, Lenders having more than 50% of the Commitments (without giving effect to any termination in whole of the Commitments pursuant to Section 6.02), provided, that for purposes hereof, neither the Borrower, nor any of its Affiliates, if a Lender, shall be included in (i) the Lenders holding such amount of the Advances or participation obligations with respect to the LC Outstandings or having such amount of the Commitments or (ii) determining the aggregate unpaid principal amount of the Advances or participation obligations with respect to the LC Outstandings or the total Commitments.

“Mandatorily Redeemable Stock” means, with respect to any Person, such Person’s Common Equity or Preferred Equity to the extent that it is (i) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any Debt or other liability of such Person, (A) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (B) at the option of any Person other than such Person, or (C) upon the occurrence of a condition not solely within the control of such Person, such as a redemption required to be made out of future earnings, or (ii) presently convertible into Mandatorily Redeemable Stock.
“Margin Stock” has the meaning assigned to that term in Regulation U issued by the Board of Governors of the Federal Reserve System, and as amended and in effect from time to time.
“Material Adverse Effect” means, (i) any material adverse effect on the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and its Subsidiaries considered on a consolidated basis, or (ii) any material adverse effect on the legality, validity or enforceability against the Borrower of any Loan Document.
“Maximum Rate” has the meaning specified in Section 8.18.
“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
“Mortgage Indenture” means the Indenture, Deed of Trust and Security Agreement dated as of October 1, 2008, between the Borrower and The Bank of New York Mellon, as trustee, as amended, restated, supplemented or otherwise modified from time to time (except as expressly provided otherwise herein) together with any supplemental indentures issued pursuant thereto.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding three plan years made or accrued an obligation to make contributions.
“Non-Consenting Lender” means any Lender hereunder that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 8.01 and (b) has been approved by the Majority Lenders.
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.
“Non-Extending Lender” has the meaning specified in Section 2.18(b).
“Non-Performing Lender” has the meaning specified in Section 2.03(e).
“Non-Recourse Debt” means any Debt of any Subsidiary of the Borrower that does not constitute Debt of the Borrower or any Significant Subsidiary.
“Notice of Borrowing” has the meaning specified in Section 2.02(a).
“Notice of Conversion” has the meaning specified in Section 2.10(a).
“NYFRB” means the Federal Reserve Bank of New York.

“Other Connection Taxes” means, with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.07(e)).
“Outstanding Credits” means, on any date of determination, an amount equal to the sum of (i) the aggregate principal amount of all Borrowings outstanding on such date plus (ii) the LC Outstandings on such date, in each case, after giving effect to all repayments and prepayments of Advances and Reimbursement Amounts and all reductions in the LC Outstandings on such date.
“Parent” means Entergy Corporation, a Delaware corporation, or its successors and permitted assigns.
“Participant” has the meaning specified in Section 8.07(d).
“Participant Register” has the meaning specified in Section 8.07(d).
“Patriot Act” means USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as in effect from time to time.
“PBGC” means the U.S. Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
“Percentage” means, for any Lender on any date of determination, the percentage obtained by dividing such Lender’s Commitment on such day by the total of the Commitments on such date, and multiplying the quotient so obtained by 100%.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Platform” has the meaning specified in Section 8.11(b).
“Potential Defaulting Lender” means, at any time, (i) any Lender with respect to which an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Subsidiary of such Lender, or (ii) any Lender that has notified, or whose Lender Parent or a Subsidiary thereof has notified, the Administrative Agent, the Borrower or any LC Issuing Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations generally under other loan agreements, credit agreements and other similar agreements, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement). Any determination by the Administrative Agent that a Lender is a Potential Defaulting Lender under any of clauses (i) and (ii) above will be conclusive and binding absent manifest error, and such Lender will be deemed a Potential Defaulting Lender (subject to Section 2.19(f) hereof) upon notification of such determination by the Administrative Agent to the Borrower, the LC Issuing Banks and the Lenders.
“Preferred Equity” means any stock, shares or other ownership interests in the issuer thereof howsoever evidenced (including, without limitation, limited liability company membership interests), whether with or without voting rights, that is entitled to dividends or distributions prior to the payment of dividends or distributions with respect to Common Equity.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QUIPS” means, on any date of determination, all outstanding preferred stock and other preferred securities of the Borrower and its Subsidiaries, including preferred securities issued by any subsidiary trust.
“Register” has the meaning specified in Section 8.07(c).
“Reimbursement Amount” has the meaning specified in Section 2.03(c).
“Related Parties” means with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
“Removal Effective Date” has the meaning specified in Section 7.06(b).
“Reportable Event” has the meaning assigned to that term in Title IV of ERISA.
“Request for Issuance” means a request made pursuant to Section 2.03(a) in the form of Exhibit A-3.
“Resignation Effective Date” has the meaning specified in Section 7.06(a).
“Restatement Effective Date” means September 14, 2018.
“S&P” means S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC business, or any successor thereto.
“Sanctioned Country” means, at any time of determination, a country, region or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time of determination, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by or acting on behalf of any such Person described in the preceding clause (a) or (b), or

(d) any Person, to the Borrower’s knowledge, with which any Lender is prohibited under Sanctions relevant to it from dealing or engaging in transactions. For purposes of the foregoing, control of a Person shall be deemed to include where a Sanctioned Person (i) owns or has power to vote 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of the Person or other individuals performing similar functions for the Person, or (ii) has the power to direct or cause the direction of the management and policies of the Person, whether by ownership of equity interests, contracts or otherwise.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or by the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state, or Her Majesty’s Treasury of the United Kingdom.
“Scheduled Unavailability Date” has the meaning specified for such term in Section 2.09(c).
“Screen Rate” has the meaning specified for such term in the definition herein of “Eurodollar Rate”.
“SEC” means the United States Securities and Exchange Commission.
“Senior Debt Rating Level” at any time shall be determined as follows in accordance with the ratings assigned by S&P and Moody’s to the Borrower’s senior unsecured long-term debt (or, in the event that S&P or Moody’s has not issued a rating for the Borrower’s senior unsecured long-term debt, the issuer or corporate rating (as such rating is designated by S&P or Moody’s) assigned by such rating agency to the Borrower):

S&P Rating/Moody’s Rating	Senior Debt Rating Level
A- or higher or A3 or higher	1
Below Level 1 but at least BBB+ or Baa1	2
Below Level 2 but at least BBB or Baa2	3
Below Level 3 but at least BBB- or Baa3	4
Below BBB- and Baa3 or unrated	5

Notwithstanding the foregoing, (i) if the ratings described above differ by one level or “notch”, the Senior Debt Rating Level will be deemed to be the Senior Debt Rating Level that corresponds to the rating level that is the higher of the two ratings described above, and (ii) if the ratings described above differ by more than one level or “notch”, the Senior Debt Rating Level will be deemed to be the Senior Debt Rating Level that corresponds to the rating level that is one level or “notch” below the higher of the two ratings described above.
“Significant Subsidiary” means any Subsidiary of the Borrower: (i) the total assets (after intercompany eliminations) of which exceed 10% of the total assets of the Borrower and its Subsidiaries or (ii) the net worth of which exceeds 10% of the Consolidated Net Worth of the Borrower and its Subsidiaries, in each case as shown on the most recent audited consolidated balance sheet of the Borrower and its Subsidiaries.
“SPC” has the meaning specified in Section 8.07(g).

“Subsidiary” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such a Person, or one or more Subsidiaries, or by such Person and one or more of its Subsidiaries.
“Support Obligations” means any financial obligation, contingent or otherwise, of any Person guaranteeing or otherwise supporting any Debt of any other Person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Debt of the payment of such Debt, (iii) to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Debt, (iv) to provide equity capital under or in respect of equity subscription arrangements so as to assure any Person with respect to the payment of such Debt, or (v) to provide financial support for the performance of, or to arrange for the performance of, any non-funded debt payment obligations of the primary obligor of such Debt.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the earlier to occur of (i) September 14, 2023, or, as to any Lender, such later date that may be established for such Lender pursuant to Section 2.18, and (ii) date of termination in whole of the Commitments and each LC Issuing Bank’s obligation to issue Letters of Credit pursuant to Section 2.05 or Section 6.02 hereof; provided that, if such earlier date is not a Business Day, the Termination Date means the Business Day next preceding such earlier date.
“Trust Indenture Act” has the meaning specified in Section 7.08.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 2.15(g)(ii)(B)(3).
“UCP” has the meaning specified in Section 2.03(j).
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02.    Computation of Time Periods.

In this Agreement and any other Loan Document, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

SECTION 1.03.    Accounting Terms and Principles.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. It is agreed that for purposes of determining compliance with the financial covenant contained in Section 5.02(b) hereof, leases and power purchase agreements shall be treated on the basis of GAAP and the application thereof as in effect on the Restatement Effective Date. If changes in GAAP or the application thereof used in the preparation of any financial statement of the Borrower affect compliance with the financial covenant contained in Section 5.02(b) hereof, the Borrower, the Administrative Agent and the Lenders agree to negotiate in good faith such modifications as are necessary as a result of such changes in GAAP which changes shall, in the case of a change in lease accounting, produce a result which shall be consistent with the immediately preceding sentence and to amend this Agreement to effect such modifications. Until such provisions of this Agreement are modified, determinations of compliance with the financial covenant contained in Section 5.02(b) hereof shall be made on the basis of GAAP and the application thereof as in effect and applied immediately before such change became effective, and all financial statements shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such changes in GAAP.

ARTICLE II
AMOUNTS AND TERMS OF THE EXTENSIONS OF CREDIT

SECTION 2.01.    The Commitments.

Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower and to participate in the reimbursement obligations of the Borrower in respect of Letters of Credit from time to time on any Business Day during the period from the Restatement Effective Date until the Termination Date applicable to the Commitment of such Lender in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name on Schedule II hereto or, if such Lender has entered into any Assignment and Assumption, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.05 (such Lender’s “Commitment”). Each Borrowing shall be in an amount not less than $1,000,000 or an integral multiple of $100,000 in excess thereof and shall consist of Advances of the same Type and, in the case of Eurodollar Rate Advances, having the same Interest Period made or Converted on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.11 and reborrow under this Section 2.01; provided, however, that at no time may the Outstanding Credits exceed the aggregate amount of the Commitments.
SECTION 2.02.    Making the Advances.

(a)Each Borrowing shall be made on notice, given (i) in the case of a Borrowing comprising Eurodollar Rate Advances, not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing, and (ii) in the case of a Borrowing comprising Base Rate Advances, not later than 1:00 P.M. (New York City time) on the date of the proposed Borrowing, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be transmitted by facsimile or email in substantially the form of Exhibit A-1 hereto, specifying therein the requested (A) date of such Borrowing, (B) Type of Advances to be made in connection with such Borrowing, (C) aggregate amount of such Borrowing, (D) wire instructions of the Borrower, and (E) in the case of a Borrowing comprising Eurodollar Rate Advances, initial Interest

Period for such Advances. Each Lender shall, before (x) 12:00 noon (New York City time) on the date of any Borrowing comprising Eurodollar Rate Advances, and (y) 3:00 P.M. (New York City time) on the date of any Borrowing comprising Base Rate Advances, make available for the account of its Applicable Lending Office to the Administrative Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower in such manner as the Borrower shall have specified in the applicable Notice of Borrowing.

(b)Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Notice of Borrowing requesting Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(c)Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower (following the Administrative Agent’s demand on such Lender for the corresponding amount) severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances made in connection with such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(d)The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03.    Letters of Credit.

(a)Subject to the satisfaction of the conditions precedent set forth in Sections 3.01 and 3.02 on the Restatement Effective Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder. Subject to the terms and conditions hereof, each LC Issuing Bank agrees to issue Letters of Credit from time to time for the account of the Borrower (or to extend the stated maturity thereof or to amend or otherwise modify the terms thereof), in an aggregate stated amount not exceeding such LC Issuing Bank’s Fronting Commitment, up to a maximum aggregate stated amount for all Letters of Credit at any one time outstanding equal to the LC Commitment Amount, on not less than two Business Days’ prior notice thereof by delivery of a Request for Issuance to the Administrative Agent (which shall promptly distribute copies thereof to the Lenders) and the applicable LC Issuing Bank. Each Request for Issuance shall specify (i) the date (which shall be a Business Day) of issuance of such Letter of Credit (or the date of effectiveness of such extension, amendment or other modification) and the stated expiry date thereof (which shall be no later than five Business Days prior to the then-scheduled Termination Date of the Lender that is, or is an Affiliate of, such LC Issuing Bank), (ii) the proposed stated amount of such Letter of Credit (which shall not be less than $100,000), (iii) the name and address of the beneficiary of such Letter of Credit and (iv) a statement of drawing conditions applicable to such Letter of Credit, and if such Request for Issuance relates to an amendment or other modification (other than an extension of the stated maturity thereof) of a Letter of Credit, it shall be accompanied by the consent of the beneficiary of the Letter of Credit thereto. Each Request for Issuance shall be irrevocable unless modified or rescinded by the Borrower not less than one day prior to the proposed date of issuance (or effectiveness) specified therein. Not later than 12:00 noon (New York City time) on the proposed date of issuance (or effectiveness) specified in such Request for Issuance, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein, the applicable LC Issuing Bank shall issue (or extend, amend or otherwise modify) such Letter of Credit and provide notice and a copy thereof to the Administrative Agent, which shall promptly furnish copies thereof to the Lenders. Upon each issuance of a Letter of Credit by any LC Issuing Bank, each Lender shall be deemed, and hereby irrevocably and unconditionally agrees, to purchase from such LC Issuing Bank without recourse a participation in such Letter of Credit equal to such Lender’s Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Letter of Credit shall utilize the Commitment of each Lender by an amount equal to the amount of such participation.

(b)No Letter of Credit shall be requested or issued hereunder if, after the issuance thereof, (i) the Outstanding Credits would exceed the total Commitments then scheduled to be in effect until the Termination Date, (ii) that portion of the LC Outstandings arising from Letters of Credit issued by an LC Issuing Bank would exceed the amount of such LC Issuing Bank’s Fronting Commitment or (iii) the LC Outstandings would exceed the LC Commitment Amount. No LC Issuing Bank shall extend, amend or otherwise modify any Letter of Credit if such LC Issuing Bank would not be permitted at such time to issue the Letter of Credit in its modified form under the terms hereof. No LC Issuing Bank shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with any applicable law.

(c)The Borrower hereby agrees to pay to the Administrative Agent for the account of the applicable LC Issuing Bank and each Lender that has funded its participation in the reimbursement obligations of the Borrower pursuant to subsection (d) below, on demand, without presentment, protest or other formalities of any kind, made by the applicable LC Issuing Bank to the Borrower, on and after each date on which the applicable LC Issuing Bank shall pay any amount under any Letter of Credit issued by such LC Issuing Bank, a sum equal to the amount so paid (the “Reimbursement Amount”) plus interest on the Reimbursement Amount from the date so paid by such LC Issuing Bank until repayment to such LC Issuing Bank in full at a fluctuating interest rate per annum equal to the interest rate applicable to Base Rate Advances plus, if any amount paid by such LC Issuing Bank under a Letter of Credit is not reimbursed by the Borrower within three Business Days, 2%. The Borrower may satisfy its obligation hereunder to repay the Reimbursement Amount by requesting a Borrowing under Section 2.02 in the amount of such Reimbursement Amount, and the proceeds of such Borrowing may be applied to satisfy the Borrower’s obligations to the applicable LC Issuing Bank or the Lenders, as the case may be.

(d)If any LC Issuing Bank shall not have been reimbursed in full for any payment made by such LC Issuing Bank under a Letter of Credit issued by such LC Issuing Bank on the date of such payment, such LC Issuing Bank shall give the Administrative Agent and each Lender prompt notice thereof (an “LC Payment Notice”) no later than 12:00 noon (New York City time) on the Business Day immediately succeeding the date of such payment by such LC Issuing Bank. Each Lender shall be obligated to fund the participation that such Lender purchased pursuant to Section 2.03(a) by paying to the Administrative Agent for the account of the applicable LC Issuing Bank an amount equal to such Lender’s Percentage of such unreimbursed amount paid by such LC Issuing Bank, plus interest on such amount at a rate per annum equal to the Federal Funds

Rate from the date of the payment by the applicable LC Issuing Bank to the date of payment to such LC Issuing Bank by such Lender. Each such payment by a Lender shall be made not later than 3:00 P.M. (New York City time) on the later to occur of (i) the Business Day immediately following the date of such payment by the applicable LC Issuing Bank and (ii) the Business Day on which such Lender shall have received an LC Payment Notice from the applicable LC Issuing Bank. Each Lender’s obligation to make each such payment to the Administrative Agent for the account of any LC Issuing Bank shall be several and shall not be affected by the occurrence or continuance of an Event of Default or the failure of any other Lender to make any payment under this Section 2.03(d). Each Lender further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)The failure of any Lender to make any payment to the Administrative Agent for the account of any LC Issuing Bank in accordance with subsection (d) above shall not relieve any other Lender of its obligation to make payment, but no Lender shall be responsible for the failure of any other Lender. If any Lender (a “Non‑Performing Lender”) shall fail to make any payment to the Administrative Agent for the account of any LC Issuing Bank in accordance with subsection (d) above within five Business Days after the LC Payment Notice relating thereto, then, such Non-Performing Lender agrees to pay to the Administrative Agent for the account of the applicable LC Issuing Bank forthwith on demand such amount, together with interest thereon for each day from the date such Lender would have funded its participation had it complied with the requirements of subsection (d) above until the date such amount is paid to the Administrative Agent at the Federal Funds Rate.

(f)The payment obligations of each Lender under Sections 2.03(d) and 2.03(e) and of the Borrower under this Agreement in respect of any payment under any Letter of Credit by any LC Issuing Bank shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

i.any lack of validity or enforceability of this Agreement or any other agreement or instrument relating thereto or to such Letter of Credit;

ii.any amendment or waiver of, or any consent to departure from, the terms of this Agreement or such Letter of Credit;

iii.the existence of any claim, set‑off, defense or other right which the Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the applicable LC Issuing Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated hereby, thereby or by such Letter of Credit, or any unrelated transaction;

iv.any statement or any other document presented under such Letter of Credit reasonably proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

v.payment in good faith by the applicable LC Issuing Bank under the Letter of Credit issued by such LC Issuing Bank against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or

vi.any other act or omission to act or delay of any kind by any Lender (including the LC Issuing Banks), the Administrative Agent or any other Person or any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this subsection (vi), constitute a legal or equitable discharge of or defense to the Borrower’s or the Lenders’ obligations hereunder.

(g)The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit. Neither the LC Issuing Banks, the Lenders nor any of their respective officers, directors, employees, agents or Affiliates shall be liable or responsible for (i) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by any LC Issuing Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit. Notwithstanding any provision to the contrary contained in this Agreement, the Borrower and each Lender shall have the right to bring suit against any LC Issuing Bank, and such LC Issuing Bank shall be liable to the Borrower and any Lender, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Lender which the Borrower or such Lender proves were caused by such LC Issuing Bank’s willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final, non-appealable judgment), including, in the case of the Borrower, such LC Issuing Bank’s willful failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) that strictly comply with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, each LC Issuing Bank may accept sight drafts and accompanying certificates presented under the Letter of Credit issued by such LC Issuing Bank that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and payment against such documents shall not constitute willful misconduct or gross negligence by such LC Issuing Bank. Notwithstanding the foregoing, no Lender shall be obligated to indemnify the Borrower for damages caused by any LC Issuing Bank’s willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final, non-appealable judgment).

(h)The Borrower acknowledges that the rights and obligations of the LC Issuing Banks under each Letter of Credit are independent of the existence, performance or nonperformance of any contract or arrangement underlying such Letter of Credit, including contracts or arrangements between the LC Issuing Banks and the Borrower and between the Borrower and the beneficiary of such Letter of Credit. The LC Issuing Banks shall have no duty to notify the Borrower of its receipt of a demand or a draft, certificate or other document presented under a Letter of Credit or of its decision to honor such demand. The LC Issuing Banks may, without incurring any liability to the Borrower or impairing its entitlement to reimbursement under this Agreement, honor a demand under a Letter of Credit despite notice from the Borrower of, and without any duty to inquire into, any defense to payment or any adverse claims or other rights against the beneficiary of such Letter of Credit or any other person. The LC Issuing Banks shall have no duty to request or require the presentation of any document, including any default certificate, not required to be presented under the terms and conditions of a Letter of Credit. The LC Issuing Banks shall have no duty to seek any waiver of discrepancies from the Borrower, nor any duty to grant any waiver of discrepancies that the Borrower approves or requests. The LC Issuing Banks shall have no duty to extend the expiration date or term of a Letter of Credit or to issue a replacement letter of Letter of Credit on or before the expiration date of a Letter of Credit or the end of such term.

(i)Any LC Issuing Bank may resign at any time in accordance with the provisions of Section 7.07 hereof.

(j)The Borrower agrees that the LC Issuing Banks may issue Letters of Credit subject to the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (2007 Revision) or, at an LC Issuing Bank’s option, such later revision thereof in effect at the time of issuance of such Letter of Credit (as so chosen for the Credit, the “UCP”) or the International Standby Practices 1998, ICC Publication No. 590 or, at an LC Issuing Bank’s option, such later revision thereof in effect at the time of issuance of the Credit (as so chosen for such Letter of Credit, the “ISP”, and each of the UCP and the ISP, an “ICC Rule”). The LC Issuing Banks’ privileges, rights and remedies under such ICC Rules shall be in addition to, and not in limitation of, its privileges, rights and remedies expressly provided for herein. The UCP and the ISP (or such later revision of either) shall serve, in the absence of proof to the contrary, as evidence of general banking usage with respect to the subject matter thereof. The Borrower agrees that for matters not addressed by the chosen ICC Rule, such Letter of Credit shall be subject to and governed by the laws of the State of New York and applicable United States Federal laws. If, at the Borrower’s request, a Letter of Credit expressly chooses a state or country law other than New York State law and United States Federal law or is silent with respect to the choice of an ICC Rule or a governing law, the LC Issuing Banks shall not be liable for any payment, cost, expense or loss resulting from any action or inaction taken by an LC Issuing Bank if such action or inaction is or would be justified under an ICC Rule, New York law, applicable United States Federal law or the law governing such Letter of Credit.

SECTION 2.04.    Fees.

(a)The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”) on the average daily unused amount of such Lender’s Commitment from the Restatement Effective Date in the case of each Bank, and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender, in the case of each other Lender, until the earlier to occur of the Termination Date applicable to the Commitment of such Lender and, in the case of the termination in whole of a Lender’s Commitment pursuant to Section 2.05, the date of such termination, payable on the last day of each March, June, September and December during such period, and on the Termination Date applicable to the Commitment of such Lender at the rate per annum set forth below in the column identified by the Senior Debt Rating Level:

Senior Debt Rating Level	Level 1	Level 2	Level 3	Level 4	Level 5
Rate Per Annum
Commitment Fee	0.125%	0.175%	0.225%	0.275%	0.350%

Any change in the Commitment Fee will be effective as of the date on which S&P or Moody’s, as the case may be, announces the applicable change in any rating that results in a change in the Senior Debt Rating Level.
(b)The Borrower shall pay to the Administrative Agent for the account of each Lender a fee (the “LC Fee”) on the average daily amount of the sum of the undrawn stated amounts of all Letters of Credit outstanding on each such day, from the Restatement Effective Date in the case of each Bank, and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender, in the case of each other Lender, until the later to occur of the Termination Date applicable to the Commitment of such Lender and the date on which no Letters of Credit are outstanding, payable on the last day of each March, June, September and December during such period and such later date, at a rate equal at all times to the Applicable Margin in effect from time to time for Eurodollar Rate Advances. In addition, the Borrower shall pay to the LC Issuing Banks such fees for the issuance and maintenance of Letters of Credit and for drawings thereunder as may be separately agreed between the Borrower and the LC Issuing Banks.

(c)The Borrower agrees to pay to each LC Issuing Bank that issues any Letter of Credit, a fronting fee in the amount separately agreed by the Borrower and such LC Issuing Bank (a “Fronting Fee”) and such other charges with respect to such Letter of Credit as are agreed upon with such LC Issuing Bank and as are customary.

(d)The Borrower agrees to pay the other fees payable by it in such amounts and on such terms as set forth in the Fee Letters.

SECTION 2.05.    Reduction of the Commitments.

(a)The Borrower shall have the right, without premium or penalty, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple thereof; provided, further, that the Commitments may not be reduced to an amount that is less than the aggregate stated amount of outstanding Letters of Credit. Subject to the foregoing, (i) any reduction of the Commitments to an amount that is less than $75,000,000 shall also result in a reduction of the LC Commitment Amount to the extent of such deficit, and (ii) if after giving effect to any reduction of the LC Commitment Amount pursuant to the preceding clause (i), any Fronting Commitment exceeds the LC Commitment Amount, such Fronting Commitment shall be automatically reduced by the amount of such excess. Once terminated, a Commitment may not be reinstated.

(b)The Borrower may terminate in whole the unused amount of the Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.19(b)(iii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any LC Issuing Bank or any Lender may have against such Defaulting Lender.

SECTION 2.06.    Repayment of Advances.

(a)The Borrower shall repay the principal amount of each Advance made by each Lender on the Termination Date applicable to such Lender.

(b)If at any time the aggregate principal amount of Outstanding Credits exceed the Commitments, the Borrower shall pay or prepay so much of the Borrowings as shall be necessary in order that the Outstanding Credits will not exceed the Commitments.

SECTION 2.07.    Interest on Advances.

The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(a)Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Margin for such Base Rate Advance in effect from time to time, payable quarterly on the last day of each March, June, September and December, on the Termination Date applicable to such Lender and on each date such Base Rate Advance shall be Converted or paid in full.

(b)Eurodollar Rate Advances. Subject to Section 2.08, if such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin for such Eurodollar Rate Advance in effect from time to time, payable on the last day of each Interest Period for such Eurodollar Rate Advance, on the Termination Date applicable to such Lender and on each date such Eurodollar Rate Advance shall be Converted or paid in full and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period.

SECTION 2.08.    Additional Interest on Eurodollar Rate Advances.

The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent, and such determination shall be conclusive and binding for all purposes, absent manifest error.
SECTION 2.09.    Interest Rate Determination.

(a)The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a) or 2.07(b).

(b)If, prior to the commencement of any Interest Period for a Eurodollar Rate Advance:

i.the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any requested Interest Period, including, without limitation, because the Screen Rate is not available or published on a current basis; or

ii.the Majority Lenders notify the Administrative Agent (with a copy to the Borrower) that the Majority Lenders have determined that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Advance does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Rate Advance;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, the obligation of the Lenders to make or to Convert Advances into Eurodollar Rate Advance (to the extent of the affected Eurodollar Rate Advances or Interest Periods) shall be suspended and the Borrower may revoke any pending request for a Eurodollar Rate Advance, or Conversion of a Eurodollar Rate Advance (to the extent of the affected LIBOR Rate Loan or Interest Period) or, failing that, will be deemed to have converted such request into a request for an Advance of or a Conversion to a Base Rate Advance in the amount specified therein.

(c)If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (b)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the supervisor for the administrator of the Screen Rate or a Governmental Body having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurodollar Rate or the Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then, in the case of clauses (i) and (ii) of this clause (c), after such determination by the Administrative Agent, the Administrative Agent and the Borrower may amend this Agreement to replace the Eurodollar Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated herein) that has been broadly accepted by the syndicated loan market in the United States in lieu of the Eurodollar Rate (any such proposed rate, a “Eurodollar Successor Rate”), together with any proposed Eurodollar Successor Rate Conforming Changes and, notwithstanding anything to the contrary in Section 8.01, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Majority Lenders have delivered to the Administrative Agent notice that such Majority Lenders do not accept such amendment, provided, that in no event shall such Eurodollar Successor Rate be less than zero for purposes of this Agreement. If no Eurodollar Successor Rate has been determined and the circumstances under clauses (i) or (ii) of this clause (c) continue to exist, (A) the obligation of the Lenders to make or maintain Eurodollar Rate Advances shall be suspended (to the extent of the affected Eurodollar Rate Advances or Interest Periods) and (B) the Borrower may revoke any pending request for a Eurodollar Rate Advance, or Conversion of a Eurodollar Rate Advance (to the extent of the affected Eurodollar Rate Advance or Interest Period) or, failing that, will be deemed to have converted such request into a request for an Advance of or a Conversion to a Base Rate Advance in the amount specified therein.

SECTION 2.10.    Conversion of Advances.

(a)Voluntary. The Borrower may, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, on any Business Day, Convert all Advances of one Type made in connection with the same Borrowing into Advances of another Type; provided, however, that any Conversion of, or with respect to, any Eurodollar Rate Advances into Advances of another Type shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances, unless the Borrower shall also reimburse the Lenders in respect thereof pursuant to Section 8.04(b) on the date of such Conversion. Each such notice of a Conversion (a “Notice of Conversion”) shall be transmitted by facsimile, in substantially the form of Exhibit A-2 hereto, specifying therein (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into, or with respect to, Eurodollar Rate Advances, the duration of the Interest Period for each such Advance.

(b)Mandatory. If the Borrower shall fail to select the Type of any Advance or the duration of any Interest Period for any Borrowing comprising Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and Section 2.10(a), or if any proposed Conversion of a Borrowing that is to comprise Eurodollar Rate Advances upon Conversion shall not occur as a result of the circumstances described in subsection (c) below, or if an Event of Default has occurred and is continuing and Eurodollar Rate Advances are outstanding, the Administrative Agent will forthwith so notify the Borrower and the Lenders, and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(c)Failure to Convert. Each notice of Conversion given pursuant to subsection (a) above shall be irrevocable and binding on the Borrower. In the case of any Borrowing that is to comprise Eurodollar Rate Advances upon Conversion, the Borrower agrees to indemnify each Lender against any loss, cost or expense incurred by such Lender if, as a result of the failure of the Borrower to satisfy any condition to such Conversion (including, without limitation, the occurrence of any Event of Default, or any event that would constitute an Event of Default with notice or lapse of time or both), such Conversion does not occur. The Borrower’s obligations under this subsection (c) shall survive the repayment of all other amounts owing to the Lenders and the Administrative Agent under this Agreement and the termination of the Commitments.

(d)No Event of Default. Notwithstanding any other provision of this Agreement to the contrary, the Borrower may not borrow Advances at the Eurodollar Rate or Convert Advances resulting in Eurodollar Rate Advances at any time an Event of Default has occurred and is continuing.

SECTION 2.11.    Prepayments.

The Borrower may, upon notice received by the Administrative Agent prior to 11:00 A.M. (New York City time) on any Business Day, with respect to Base Rate Advances, and upon at least two Business Days’ notice to the Administrative Agent, with respect to Eurodollar Rate Advances, stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances made as part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 or any integral multiple of $100,000 in excess thereof and (ii) in the case of any such prepayment of an Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(b) on the date of such prepayment.
SECTION 2.12.    Increased Costs.

(a)Increased Costs Generally. If any Change in Law shall:

i.impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate Reserve Percentage, in the case of Eurodollar Rate Advances) or any LC Issuing Bank;

ii.subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

iii.impose on any Lender or any LC Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Credit Party of making, converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to increase the cost to such Lender, such LC Issuing Bank or such other Credit Party of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender,

LC Issuing Bank or other Credit Party hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, LC Issuing Bank or other Credit Party, the Borrower will pay to such Lender, LC Issuing Bank or other Credit Party, as the case may be, such additional amount or amounts as will compensate such Lender, LC Issuing Bank or other Credit Party, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements. If any Lender or LC Issuing Bank determines that any Change in Law affecting such Lender or LC Issuing Bank or any Applicable Lending Office of such Lender or such Lender’s or LC Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or LC Issuing Bank’s capital or on the capital of such Lender’s or LC Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any LC Issuing Bank, to a level below that which such Lender or LC Issuing Bank or such Lender’s or LC Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuing Bank’s policies and the policies of such Lender’s or LC Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or LC Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuing Bank or such Lender’s or LC Issuing Bank’s holding company for any such reduction suffered.

(c)Certificates for Increased Costs. A certificate of a Lender or LC Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or LC Issuing Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 2.12 and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or LC Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests. Failure or delay on the part of any Lender or LC Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or LC Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or LC Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or LC Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or LC Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.13.    Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that any Change in Law makes it unlawful, or any central bank or other Governmental Body asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) the Borrower shall forthwith prepay in full all Eurodollar Rate Advances of all Lenders then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of notice from the Administrative Agent, Converts all Eurodollar Rate Advances of all Lenders then outstanding into Advances of another Type in accordance with Section 2.10.

SECTION 2.14.    Payments and Computations.

(a)The Borrower shall make each payment hereunder not later than 12:00 noon (New York City time) on the day when due in United States dollars to the Administrative Agent without defense, setoff or counterclaim at the Agent’s Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or Commitment Fees ratably (other than amounts payable pursuant to Section 2.02(c), 2.04, 2.08, 2.12, 2.15, 2.18 or 8.04(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or LC Issuing Bank to such Lender for the account of its Applicable Lending Office or to any LC Issuing Bank, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, to charge from time to time to the extent permitted by law against any or all of the Borrower’s accounts with such Lender any amount so due.

(c)All computations of interest based on clause (i) of the definition of “Base Rate” shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the Federal Funds Rate or clause (ii) or (iii) of the definition of “Base Rate” and of the Commitment Fee and the LC Fee shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.08 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Commitment Fee or LC Fee is payable. Each determination by the Administrative Agent (or, in the case of Section 2.08, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, Commitment Fee or LC Fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f)Notwithstanding anything to the contrary contained herein, any Advance or other amount payable by the Borrower hereunder that is not paid when due (whether at stated maturity, by acceleration or otherwise), and all Advances at any time an Event of Default shall have occurred and be continuing, shall (to the fullest extent permitted by law) bear interest from the date when due until paid in full at a rate per annum equal at all times, in the case of each Advance, to the applicable interest rate in effect from time to time for such Advance plus 2% per annum, and, in the case of other amounts, to the Base Rate plus the Applicable Margin for Base Rate Advances plus 2% per annum, payable in each case upon demand.

SECTION 2.15.    Taxes.

(a)Defined Terms. For purposes of this Section 2.15, the term “Lender” includes each LC Issuing Bank and the term “applicable law” includes FATCA.

(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Body in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Credit Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Body in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Borrower. The Borrower shall indemnify each Credit Party, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to the Borrower by such Credit Party (with a copy to the Administrative Agent, unless the Administrative Agent is such Credit Party), or by the Administrative Agent on its own behalf or on behalf of any other Credit Party, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the

Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).

(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Body pursuant to this Section 2.15, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

ii.Without limiting the generality of the foregoing,

(A)     any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;

(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or
(4)     to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Body) in the event that such indemnified party is required to repay such refund to such Governmental Body. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the Restatement Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Sections 1.1471-2(b)(2)(i) and 1.1471-2T(b)(2)(i).

(j)Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.16.    Sharing of Payments, Etc.

If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to the Fee Letters, Section 2.02(c), 2.08, 2.12, 2.15 or 8.04(b)) or, on account of the Borrower’s reimbursement obligations in respect of LC Outstandings in excess of its ratable share of payments on account of the Advances or on account of such reimbursement obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them and such reimbursement obligations as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that (i) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (A) the amount of such Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered and (ii) the provisions of this Section 2.16 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in LC Outstandings to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.16 shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
SECTION 2.17.    Noteless Agreement; Evidence of Indebtedness.

(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Advance made hereunder, the Type thereof and the Interest Period (if any) with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)The entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay such obligations in accordance with their terms.

(d)Any Lender may request that its Advances be evidenced by one or more promissory notes. In such event, the Borrower shall prepare, execute and deliver to such Lender one or more promissory notes payable to such Lender and in a form acceptable to the Borrower and the Administrative Agent. Thereafter, the Advances evidenced by such note(s) and interest thereon shall at all times (including after any assignment pursuant to Section 8.07) be represented by notes from the Borrower, payable to the payee named therein or any assignee pursuant to Section 8.07, except to the extent that any such Lender or assignee subsequently returns any such notes for cancellation and requests that such Borrowings once again be evidenced as in subsections (a) and (b) above.

SECTION 2.18.    Extension of Termination Date.

(a)After the Restatement Effective Date, so long as no Event of Default has occurred and is continuing, the Borrower may, not earlier than 60 days prior to any anniversary of the Restatement Effective Date (the “Anniversary Date”) but not later than 30 days prior to such Anniversary Date (the date of delivery of any such notice being the “Borrower Extension Notice Date”), by delivering a written request to the Administrative Agent (such request being irrevocable), request that each Lender extend on such Anniversary Date (such date, the “Extension Date”) such Lender’s Termination Date for one year after the Termination Date then in effect for such Lender hereunder (the “Existing Termination Date”). The Administrative Agent shall, upon its receipt of such request, promptly notify each Lender thereof, and request that each Lender promptly advise the Administrative Agent of its approval or rejection of such request. The Borrower may exercise its right to request an extension of the Termination Date under this Section 2.18 on no more than two occasions during the term of this Agreement, and in no event more frequently than once during any twelve-month period.

(b)Upon receipt of such notification from the Administrative Agent, each Lender acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than 20 days prior to the applicable Anniversary Date (such later date, the “Lender Extension Notice Date”), notify the

Administrative Agent in writing whether such Lender agrees to such extension (each Lender that determines to so extend its Existing Termination Date, an “Extending Lender”). Each Lender that determines not to so extend its Existing Termination Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Lender Extension Notice Date) and any Lender that does not advise the Administrative Agent whether it agrees or does not agree to the extension shall be deemed to be a Non-Extending Lender. The Administrative Agent shall notify the Borrower as to each Lender’s determination under this Section on the earlier of (x) the date that is one (1) Business Day after the Administrative Agent receives notice of such Lender’s determination or (y) the date that is one (1) Business Day after the Lender Extensions Notice Date, in each case, if such date is not a Business Day, on the next preceding Business Day.

(c)If (and only if) the aggregate amount of the Commitments of the Lenders that have agreed to extend their Existing Termination Dates plus the aggregate additional Commitments of the Additional Commitment Lenders (as defined below) as of such date shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the applicable Extension Date, then, effective as of the applicable Extension Date, the Existing Termination Date of each Lender agreeing to an extension and of each Additional Commitment Lender as of such date shall be extended to the date that is one year after such Existing Termination Date (except that, if such date is not a Business Day, such Existing Termination Date as so extended shall be the immediately preceding Business Day), and each Additional Commitment Lender as of such date that is not already a Lender shall thereupon become a “Lender” for all purposes of this Agreement. For purposes of this Section 2.18(c), each reference to an “Additional Commitment Lender” or the “Additional Commitment Lenders” shall be deemed to refer to such “Additional Commitment Lender” or “Additional Commitment Lenders”, in each case, as of such date of determination. Notwithstanding the foregoing, the extension of a Lender’s Existing Termination Date pursuant to this Section shall be effective with respect to such Lender on the Extension Date only if the Administrative Agent shall have received the following, each dated such date and in form and substance satisfactory to the Administrative Agent: (i) a certificate of a duly authorized officer of the Borrower to the effect that as of such Extension Date (A) no event has occurred and is continuing, or would result from the extension of the Termination Date, that constitutes an Event of Default or would, with the giving of notice or the lapse of time, or both, constitute an Event of Default and (B) the representations and warranties contained in Section 4.01 are correct in all material respects (without duplication of materiality qualifications otherwise set forth in such representations and warranties) on and as of such Extension Date, before and after giving effect to such extension, as though made on and as of such date, except for those made specifically as of another date, in which case such representations and warranties shall be true and correct as of such other date; provided that the representations and warranties contained in Sections 4.01(e) and 4.01(f) shall be deemed to refer to the most recent financial statements delivered pursuant to Section 5.01(c)(i) and (ii), (ii) certified copies of the resolutions of the Board of Directors of the Borrower authorizing such extension and the performance of this Agreement on and after such Extension Date, and of all documents evidencing other necessary organizational action and governmental and regulatory approvals with respect to this Agreement and such extension of the Termination Date, (iii) an opinion of the counsel of the Borrower, as to such matters related to the foregoing as the Administrative Agent or the Lenders through the Administrative Agent may reasonably request and (iv) such other documents as the Administrative Agent or the Lenders through the Administrative Agent may reasonably request.

(d)The Borrower shall have the right, but shall not be obligated, on or before the applicable Existing Termination Date for any Non-Extending Lender to replace such Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more financial institutions that are Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 8.07, each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption (in accordance with and subject to the restrictions contained in Section 8.07, with the Borrower obligated to pay any applicable processing or recordation fee) with such Non-Extending Lender, pursuant to which such Additional Commitment Lenders shall, effective on or before the applicable Existing Termination Date for such Non-Extending Lender, assume a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).

(e)Upon the extension of the Termination Date in accordance with this Section 2.18, the Administrative Agent shall deliver to each Lender and LC Issuing Bank a revised Schedule II setting forth the Commitment of each Lender after giving effect to such extension, and such Schedule II shall replace the Schedule II in effect before the extension of the Termination Date.

(f)Subject to subsection (c) above, the Commitment of any Non-Extending Lender that has not been replaced pursuant to subsection (d) above shall automatically terminate on its Existing Termination Date (without regard to any extension by any other Lender). On the date of any termination and/or assignment of a Non-Extending Lender’s Commitment pursuant to this Section 2.18, the Borrower shall pay or prepay to such Non-Extending Lender the aggregate outstanding principal amount of all Advances of such Lender with respect to such termination of its Commitment, together with accrued interest to the date of such prepayment on the principal amount prepaid and all other fees and other amounts due and payable to such Lender hereunder. In the case of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse each such Lender in respect thereof pursuant to Section 8.04(b).

(g)Each LC Issuing Bank may, in its sole discretion, elect not to serve in such capacity following any extension of the Termination Date; provided that (i) the Borrower and the Administrative Agent may appoint a replacement for any such resigning LC Issuing Bank, and (ii) the extension of the Termination Date may become effective without regard to whether such replacement is found.

SECTION 2.19.    Defaulting Lenders.

(a)Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Sections 2.04(a) and 2.04(b) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that (i) to the extent that all or a portion of the LC Outstandings of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.19(b), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Percentages, and (ii) to the extent that all or any portion of such LC Outstandings cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the LC Issuing Banks, as applicable (and the pro rata payment provisions of Section 2.16 will automatically be deemed adjusted to reflect the provisions of this Section).

(b)If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any LC Outstandings held by such Defaulting Lender:

i.The LC Outstandings held by such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Percentages; provided that (A)(x) the sum of each Non-Defaulting Lender’s Outstanding Credits (after giving effect to such reallocation) may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (y) the sum of all Non-Defaulting Lender’s Outstanding Credits (after giving effect to such reallocation) may not in any event exceed the total Commitments of all Non-Defaulting Lenders as in effect at the time of such reallocation and

(B) subject to Section 8.22, neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, any LC Issuing Bank or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

ii.to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s LC Outstandings cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower will, not later than three Business Days after demand by the Administrative Agent (at the direction of an LC Issuing Bank), (A) Cash Collateralize the obligations of the Borrower to the LC Issuing Banks in respect of such LC Outstandings in an amount at least equal to the aggregate amount of the unreallocated portion of such LC Outstandings, or (B) make other arrangements satisfactory to the Administrative Agent and to the LC Issuing Banks, in their sole discretion, to protect them against the risk of non-payment by such Defaulting Lender; and

iii.any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated account until (subject to Section 2.19(f)) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the LC Issuing Banks (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed amounts then due and payable under Letters of Credit to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(c)In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, each LC Issuing Bank is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notices of Borrowing pursuant to Section 2.02(a) in such amounts and in such times as may be required to (i) reimburse amounts due and payable under Letters of Credit and/or (ii) Cash Collateralize the obligations of the Borrower in respect of outstanding Letters of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit.

(d)In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, no LC Issuing Bank will be required to issue any Letter of Credit or to amend any outstanding Letter of Credit in a manner that constitutes an Extension of Credit, unless such LC Issuing Bank is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to such LC Issuing Bank.

(e)If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Letter of Credit is at the time outstanding, any LC Issuing Bank may (except, in the case of a Defaulting Lender, to the extent the Commitments have been fully reallocated pursuant to Section 2.19(b)), by notice to the Borrower and such Defaulting Lender or Potential Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to such LC Issuing Bank in respect of such Letter of Credit in amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender to be applied pro rata in respect thereof, or to make other arrangements satisfactory to the Administrative Agent and to such LC Issuing Bank in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.

(f)If the Borrower, the Administrative Agent and the LC Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender or a Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.19(b)), such Lender will, to the extent applicable, purchase at par such portion of outstanding Advances of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Outstanding Credits held by the Lenders to be on a pro rata basis in accordance with their respective Percentages, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Outstanding Credits held by each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

ARTICLE III
CONDITIONS OF EXTENSIONS OF CREDIT

SECTION 3.01.    Conditions Precedent to Effectiveness.

The effectiveness of this Agreement and the obligation of each Lender and each LC Issuing Bank to make its initial Extension of Credit hereunder on the Restatement Effective Date is subject to satisfaction of each the following conditions precedent on or before such date:
(a)The Administrative Agent shall have received the following on or before the Restatement Effective Date, each dated such date (except for the Disclosure Documents), in form and substance satisfactory to the Administrative Agent and (except for the notes described in paragraph (i)) with one copy for each Lender and each LC Issuing Bank:

i.(A) This Agreement, duly executed by each of the parties hereto, and (B) a promissory note payable to each Lender that requests one pursuant to Section 2.17, duly completed and executed by the Borrower;

ii.Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement, and of all documents evidencing other necessary corporate action with respect to this Agreement;

iii.A certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered hereunder; (B) that attached thereto are true and correct copies of the organizational documents of the Borrower, in each case as in effect on the Restatement Effective Date; and (C) that attached thereto are true and correct copies of all governmental and regulatory authorizations and approvals (if any) required for the due execution, delivery and performance by the Borrower of this Agreement;

iv.Copies of all the Disclosure Documents (it being agreed that such Disclosure Documents will be deemed to have been delivered under this clause (iv) if such documents are publicly available on EDGAR or on the Borrower’s website no later than the third Business Day immediately preceding the Restatement Effective Date);

v.One or more favorable opinions of counsel (including special New York and Texas counsel) for the Borrower in form and substance satisfactory to the Administrative Agent;

vi.[Reserved];

vii.All documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, to the extent such documentation or information is requested by the Administrative Agent on behalf of the Lenders prior to the Restatement Effective Date; and

viii.At least five (5) days prior to the Restatement Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower must deliver a Beneficial Ownership Certification in relation to Borrower.

(b)[Reserved].

(c)The Borrower shall have paid to the Lenders all accrued and unpaid fees pursuant to Section 2.04 of the Existing Credit Agreement, and any other amounts then due and owing by the Borrower to the Lenders pursuant to the Existing Credit Agreement (other than the Advances and participation amounts that, pursuant to Section 8.20(b), are being reallocated and/or continuing to remain outstanding under this Agreement).

(d)The Administrative Agent shall have received the fees payable pursuant to the Fee Letters.

SECTION 3.02.    Conditions Precedent to Each Extension of Credit.

The obligation of each Lender to make an Advance on the occasion of each Borrowing and of each LC Issuing Bank to issue, amend, extend or renew a Letter of Credit, in each case, as part of an Extension of Credit shall be subject to the further conditions precedent that on the date of such Extension of Credit:

(a)The Administrative Agent and the relevant LC Issuing Bank, if applicable, shall have received from the Borrower a notice requesting such Extension of Credit as required by Section 2.02 or 2.03, as applicable.

(b)The following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Request for Issuance and the acceptance by the Borrower of any proceeds of a Borrowing or the issuance of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Extension of Credit such statements are true):

i.The representations and warranties contained in Section 4.01 (excluding those contained in the last sentence of subsection (e) and in subsections (f) and (n) thereof) are true and correct on and as of the date of such Extension of Credit, before and after giving effect to such Extension of Credit and to the application of the proceeds therefrom, as though made on and as of such date; provided that the representations and warranties contained in Section 4.01(e) shall be deemed to refer to the most recent financial statements delivered pursuant to Section 5.01(c)(i) and (ii), as applicable; and

ii.No event has occurred and is continuing, or would result from such Extension of Credit or from the application of the proceeds therefrom or the issuance or amendment of any Letter of Credit in connection therewith, that constitutes an Event of Default or would constitute an Event of Default with notice or lapse of time or both.

(c)The Administrative Agent shall have received such other certifications, opinions, financial or other information, approvals and documents as the Administrative Agent, any LC Issuing Bank or any Lender may reasonably request through the Administrative Agent.

(d)Each Letter of Credit shall be in form and substance acceptable to the LC Issuing Bank issuing such Letter of Credit.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01.    Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows:
(a)The Borrower is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and (ii) duly qualified to do business as a foreign organization in each jurisdiction in which the nature of the business conducted or the property owned, operated or leased by it requires such qualification, except where failure to so qualify would not materially adversely affect its business, condition (financial or otherwise), operations, properties or prospects.

(b)The execution, delivery and performance by the Borrower of each Loan Document to which it is, or is to become, a party, are within the Borrower’s organizational powers, have been duly authorized by all necessary organizational action and do not contravene (i) the Borrower’s organizational documents, (ii) law applicable to the Borrower or its properties, or (iii) any contractual or legal restriction binding on or affecting the Borrower or its properties.

(c)No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement (including obtaining any Extensions of Credit under this Agreement) or any other Loan Document to which it is, or is to become, a party, except for the FERC Authorization, which has been duly obtained, and is in full force and effect.

(d)This Agreement and the other Loan Documents to which it is, or is to become, a party have been or will be (as the case may be) duly executed and delivered by it, and this Agreement is, and upon execution and delivery thereof each other Loan Document will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject, however, to any applicable bankruptcy, reorganization, rearrangement, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(e)The consolidated financial statements of the Borrower and its Subsidiaries as of December 31, 2017 and for the year ended on such date, as set forth in the Borrower’s Annual Report on Form 10-K for the fiscal year ended on such date, as filed with the SEC, accompanied by an opinion of Deloitte & Touche LLP, and the consolidated financial statements of the Borrower and its Subsidiaries as of March 31, 2018 and June 30, 2018 and for the fiscal quarters ended on such dates, as set forth in the Borrower’s Quarterly Reports on Form 10-Q for the fiscal quarters ended on such dates, as filed with the SEC, copies of each of which have been furnished to each Bank, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, in accordance with GAAP, subject, in the case of such financial statements for the fiscal quarters ended March 31, 2018 and June 30, 2018, to year-end adjustments and the absence of detailed footnotes. Except as disclosed in the Disclosure Documents, since December 31, 2017, there has been no material adverse change in the financial condition or operations of the Borrower.

(f)Except as disclosed in the Disclosure Documents, there is no pending or threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that could reasonably be expected to have a Material Adverse Effect. There has been no change in any matter disclosed in such filings that could reasonably be expected to result in such a Material Adverse Effect.

(g)No event has occurred and is continuing that constitutes an Event of Default or that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

(h)The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Extension of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. After applying the proceeds of each Extension of Credit, not more than 25% of the value of the assets of the Borrower and its Subsidiaries subject to the restrictions of Section 5.02(a), (c) or (d) will consist of or be represented by Margin Stock.

(i)The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(j)Except as could not reasonably be expected to result in a Material Adverse Effect, no ERISA Termination Event has occurred, or is reasonably expected to occur, with respect to any ERISA Plan.

(k)Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) with respect to each ERISA Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Banks, is complete and accurate and fairly presents the funding status of such ERISA Plan, and since the date of such Schedule B there has been no change in such funding status that could reasonably be expected to result in a Material Adverse Effect.

(l)Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower has not incurred, and does not reasonably expect to incur, any withdrawal liability under ERISA to any Multiemployer Plan.

(m)The reports, financial statements and other written information furnished by or on behalf of the Borrower to the Administrative Agent, any LC Issuing Bank or any Lender pursuant to or in connection with the Loan Documents and the transactions contemplated thereby, when considered in their totality together with the information set forth in the Borrower’s periodic reports filed as of any date of determination with the SEC under the Securities Exchange Act of 1934, as amended, do not contain and will not contain, when taken as a whole, any untrue statement of a material fact and do not omit and will not omit, when taken as a whole, to state any fact necessary to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading in any material respect; provided that, with respect to projections and forward looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions and estimates believed to be reasonable at the time made and notes that whether or not such projections or forward looking statements are in fact achieved will depend upon future events some of which are not within the control of the Borrower and actual results may vary from the projections and such variations may be material and, accordingly, the Borrower gives no representation and warranty that such projections and forward looking statements will be achieved.

(n)As of the date delivered, the information included in the Beneficial Ownership Certification, if any, is true and correct in all respects.

(o)The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary thereof or any of their respective officers or employees, or (b) to the knowledge of the Borrower, any director or agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit or use of proceeds thereof or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE V
COVENANTS OF THE BORROWER

SECTION 5.01.    Affirmative Covenants.

So long as any amount payable by the Borrower hereunder shall remain unpaid or any Lender shall have any Commitment or any Letter of Credit shall remain outstanding hereunder, the Borrower will, unless the Majority Lenders shall otherwise consent in writing:

(a)Keep Books; Existence; Maintenance of Properties; Compliance with Laws; Insurance; Taxes; Inspection Rights.

i.keep proper books of record and account, all in accordance with GAAP;

ii.except as otherwise permitted by Section 5.02(c), preserve and keep in full force and effect its existence and preserve and keep in full force and effect its licenses, rights and franchises to the extent necessary to carry on its business; provided, however, that the Borrower may change its form of organization from a corporation to a limited liability company or from a limited liability company to a corporation if (A) such change shall not affect any obligations of the Borrower under the Loan Documents and (B) the Borrower shall deliver to the Administrative Agent (x) prompt notice of such change, (y) certified true and correct copies of the organizational documents of the Borrower after giving effect to such change and (z) all information requested by the Administrative Agent or any Lender in order to comply with its obligations under the Patriot Act referred to in Section 8.14;

iii.maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition, and from time to time make or cause to be made all needful and proper repairs, renewals, replacements and improvements, in each case to the extent such properties are not obsolete and not necessary to carry on its business;

iv.comply with all applicable laws, rules, regulations and orders, except to the extent that the failure to comply could not reasonably be expected to result in a Material Adverse Effect, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or its property, except to the extent being contested in good faith by appropriate proceedings, and compliance with ERISA and Environmental Laws;

v.maintain insurance with responsible and reputable insurance companies or associations or through its own program of self-insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which it operates and furnish to the Administrative Agent, within a reasonable time after written request therefor, such information as to the insurance carried as any Lender, through the Administrative Agent, may reasonably request;

vi.pay and discharge its obligations and liabilities in the ordinary course of business, except to the extent that such obligations and liabilities are being contested in good faith by appropriate proceedings; and

vii.from time to time upon reasonable notice, permit or arrange for the Administrative Agent, the LC Issuing Banks, the Lenders and their respective agents and representatives to inspect the records and books of account of the Borrower and its Subsidiaries during regular business hours; provided, that such inspections shall not occur more frequently than once per calendar year unless a default or Event of Default shall have occurred and be continuing.

(b)Use of Proceeds. Use the proceeds of the Borrowings and the Letters of Credit for general corporate purposes including (i) financing, in part, investments by and capital expenditures of the Borrower and its Subsidiaries, (ii) subject to the terms and conditions of this Agreement, repurchases of Common Equity of the Borrower and/or investments in nonregulated and/or nonutility businesses and (iii) financing working capital requirements of the Borrower and its Subsidiaries.

(c)Reporting Requirements. Furnish to the Lenders:

i.as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, (A) consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and (B) consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, each certified by a duly authorized officer of the Borrower as having been prepared in accordance with GAAP;

ii.as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its Subsidiaries, containing consolidated financial statements for such year certified without qualification by Deloitte & Touche LLP (or such other nationally recognized public accounting firm selected by the Borrower), and certified by a duly authorized officer of the Borrower as having been prepared in accordance with GAAP;

iii.concurrently with the delivery of the financial statements specified in clauses (i) and (ii) above, a certificate of the chief financial officer, treasurer, assistant treasurer or controller of the Borrower, (A) stating that no Event of Default has occurred and is continuing, or if an Event of Default has occurred and is continuing, a statement setting forth details of such Event of Default, as the case may be, and the action that the Borrower has taken and proposes to take with respect thereto and (B) setting forth in a true and correct manner, the calculation of the ratio contemplated by Section 5.02(b) hereof, as of the date of the most recent financial statements accompanying such certificate, to show the Borrower’s compliance with or the status of the financial covenant contained in Section 5.02(b) hereof;

iv.as soon as possible and in any event within five days after the Borrower has knowledge of the occurrence of each Event of Default and each event that, with the giving of notice or lapse of time or both, would constitute an Event of Default, continuing on the date of such statement, a statement of the duly authorized officer of the Borrower setting forth details of such Event of Default or event, as the case may be, and the actions that the Borrower has taken and proposes to take with respect thereto;

v.as soon as possible and in any event within ten days after the Borrower knows or has reason to know that any litigation against, or any arbitration, administrative, governmental or regulatory proceeding involving, the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect, notice of such litigation describing in reasonable detail the facts and circumstances concerning such litigation and the Borrower’s or such Subsidiary’s proposed actions in connection therewith;

vi.promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securities holders, and copies of all reports and registration statements which the Borrower files with the SEC or any national securities exchange pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended;

vii.as soon as possible and in any event within 30 days after the Borrower knows or has reason to know that any ERISA Termination Event with respect to any ERISA Plan has occurred, a statement of a duly authorized officer of the Borrower describing such ERISA Termination Event and the action, if any, that the Borrower proposes to take with respect thereto;

viii.promptly and in any event within ten Business Days after receipt thereof by the Borrower from the PBGC, copies of each notice received by the Borrower of the PBGC’s intention to terminate any ERISA Plan or to have a trustee appointed to administer any ERISA Plan;

ix.promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each ERISA Plan;

x.promptly and in any event within ten Business Days after receipt thereof by the Borrower from a Multiemployer Plan sponsor, a copy of each notice concerning the imposition of withdrawal liability pursuant to Section 4202 of ERISA;

xi.promptly and in any event within five Business Days after S&P or Moody’s has changed any rating assigned to the Borrower’s senior unsecured long-term debt (or the Borrower’s issuer or corporate rating, as applicable), notice of such change;

xii.subject to Sections 5.02(c) and 5.02(d), promptly and in any event within 30 days of any disposition, merger or consolidation that would result in a name change or significant change in the organizational structure of the Borrower, notice of such change;

xiii.promptly after the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower; and

xiv.such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Administrative Agent or any LC Issuing Bank or any Lender through the Administrative Agent may from time to time reasonably request.

The financial statements and reports described in paragraphs (i), (ii) and (vi) above will be deemed to have been delivered hereunder if such documents are publicly available on EDGAR or on the Borrower’s website no later than the date specified for delivery of the same under paragraph (i), (ii) or (vi), as applicable, above. If any financial statements or report described in (i) and (ii) above is due on a date that is not a Business Day, then such financial statements or report shall be delivered on the next succeeding Business Day.
(d)Compliance with Anti-Corruption Laws and Sanctions. Maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.02.    Negative Covenants.

So long as any amount payable by the Borrower hereunder shall remain unpaid or any Lender shall have any Commitment or any Letter of Credit shall remain outstanding hereunder, the Borrower will not, without the written consent of the Majority Lenders:

(a)Liens, Etc. Create or suffer to exist any Lien upon or with respect to any of its properties (including, without limitation, any shares of any class of equity security of any of its Significant Subsidiaries), in each case to secure or provide for the payment of Debt, other than: (i) Liens in existence on the Restatement Effective Date; (ii) Liens for taxes, assessments or governmental charges or levies to the extent not past due, or which are being contested in good faith in appropriate proceedings diligently conducted and for which the Borrower has provided adequate reserves for the payment thereof in accordance with GAAP; (iii) pledges or deposits in the ordinary course of business to secure obligations under worker’s compensation laws or similar legislation; (iv) other pledges or deposits in the ordinary course of business (other than for borrowed monies) that, in the aggregate, are not material to the Borrower; (v) purchase money mortgages or other liens or purchase money security interests upon or in any property acquired or held by the Borrower in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property; (vi) Liens imposed by law such as materialmen’s, mechanics’, carriers’, workers’ and repairmen’s Liens and other similar Liens arising in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted; (vii) attachment, judgment or other similar Liens arising in connection with court proceedings, provided that such Liens, in the aggregate, shall not exceed $25,000,000 at any one time outstanding; (viii) Liens created by or pursuant to the Mortgage Indenture; (ix)  other Liens not otherwise referred to in the foregoing clauses (i) through (viii) above, provided that such Liens, in the aggregate, shall not secure obligations in excess of $50,000,000 at any one time; (x) Liens created for the sole purpose of extending, renewing or replacing in whole or in part Debt secured by any Lien referred in the foregoing clauses (i) through (vi) and (viii) above, provided that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property or Debt that secured the Lien so extended, renewed or replaced (and any improvements on such property); and (xi) Liens on rights or other property purported to be transferred to the issuer of Eligible Securitization Bonds or another entity to secure Eligible Securitization Bonds; provided, further, that no Lien permitted under the foregoing clauses (i) through (xi) shall be placed upon any shares of any class of equity security of any Significant Subsidiary unless the obligations of the Borrower to the Lenders and the LC Issuing Banks hereunder are simultaneously and ratably secured by such Lien pursuant to documentation satisfactory to the Lenders.

(b)Limitation on Debt. Permit the total principal amount of all Debt of the Borrower and its Subsidiaries, determined on a consolidated basis and without duplication of liability therefor, at any time to exceed 65% of Capitalization determined as of the last day of the most recently ended fiscal quarter of the Borrower; provided, however, that for purposes of this Section 5.02(b), (i) “Debt” and “Capitalization” shall not include (A) Hybrid Securities, (B) any Debt of any Subsidiary of the Borrower that is Non-Recourse Debt and (C) Eligible Securitization Bonds, and (ii) “Capitalization” shall exclude changes to other comprehensive income resulting from (x) pension and other post-retirement benefits liability adjustments and (y) mark-to-market non-cash adjustments relating to accounting for derivatives.

(c)Mergers, Etc. Merge with or into or consolidate with or into any other Person, except that the Borrower may merge with any other Person, provided that, immediately after giving effect to any such merger, (i) the Borrower is the surviving Person or the merger is to effect a change in the Borrower’s form of organization permitted by the proviso in Section 5.01(a)(ii), (ii) no event shall have occurred and be continuing that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both, and (iii) the Borrower shall not be liable with respect to any Debt or allow its property to be subject to any Lien which would not be permissible with respect to it or its property under this Agreement on the date of such transaction.

(d)Disposition of Assets. (i) Sell, lease, transfer or otherwise dispose of any shares of Common Equity of any Significant Subsidiary, whether now owned or hereafter acquired by the Borrower, or permit any Significant Subsidiary to do so or (ii) sell, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions), or permit any Significant Subsidiary to sell, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions), assets representing in the aggregate amount more than 10% (determined at the time of each such transaction) of its Consolidated Net Worth to any entity other than any wholly owned Subsidiary of the Borrower.

(e)No Violation of Anti-Corruption Laws or Sanctions. Request any Borrowing or Letter of Credit, or use or permit any of its Subsidiaries or its or their respective directors, officers, employees and agents to use any Letter of Credit or the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VI
EVENTS OF DEFAULT AND REMEDIES

SECTION 6.01.    Events of Default.

Each of the following events shall constitute an “Event of Default” hereunder:
(a)The Borrower shall fail to pay any principal of any Advance or any reimbursement obligation in respect of a Letter of Credit when the same becomes due and payable, or shall fail to pay interest thereon or any other amount payable under this Agreement within five (5) Business Days after the same becomes due and payable; or

(b)Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect or misleading in any material respect when made; or

(c)The Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 2.19(b)(ii)(A), 5.01(b) or 5.02 or (ii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d)The Borrower shall fail to pay any principal of or premium or interest on any Debt of the Borrower that is outstanding in a principal amount in excess of $50,000,000 in the aggregate (but excluding Debt hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or

(e)The occurrence of any event or the existence of any condition under any agreement or instrument relating to any Debt of a Significant Subsidiary that is outstanding in a principal amount in excess of $50,000,000 in the aggregate, which occurrence or event results in the declaration (after the applicable grace period, if any) of such Debt being due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f)The Borrower or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Significant Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any Significant Subsidiary shall take any corporate or other organizational action to authorize or to consent to any of the actions set forth above in this subsection (f); or

(g)Any judgment or order for the payment of money in excess of $50,000,000 shall be rendered against the Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive Business Days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)(i)  An ERISA Plan of the Borrower or any ERISA Affiliate of the Borrower shall fail to maintain the minimum funding standards required by Section 412 of the Code for any plan year or a waiver of such standard is sought or granted under Section 412(d) of the Code, or (ii) an ERISA Plan of the Borrower or any ERISA Affiliate of the Borrower is, shall have been or will be terminated or the subject of termination proceedings under ERISA, or (iii) the Borrower or any ERISA Affiliate of the Borrower has incurred or will incur a liability to or on account of an ERISA Plan under Section 4062, 4063 or 4064 of ERISA, or (iv) any ERISA Termination Event with respect to an ERISA Plan of the Borrower or any ERISA Affiliate of the Borrower shall have occurred, and in the case of any event described in clauses (i) through (iv), such event could reasonably be expected to result in a Material Adverse Effect; or

(i)The Parent shall cease to own (directly or indirectly) 100% of the Common Equity of the Borrower, provided, however, that in the case of indirect ownership, Persons other than the Parent may own Preferred Equity of intermediate Subsidiaries as long as no such Preferred Equity is convertible into Common Equity; or

(j)(i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Parent (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Parent entitled to vote in the election of directors; or (ii) commencing after the date of this Agreement, individuals who as of the date of this Agreement were directors shall have ceased for any reason to constitute a majority of the Board of Directors of the Parent unless the Persons replacing such individuals were nominated by the stockholders or the Board of Directors of the Parent in accordance with the Parent’s organizational documents.

SECTION 6.02.    Remedies.
If any Event of Default shall occur and be continuing, then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances and the obligation of each LC Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any Significant Subsidiary under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances and the obligation of each LC Issuing Bank to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
SECTION 6.03.    Cash Collateral Account.
Notwithstanding anything to the contrary contained herein, no notice given or declaration made by the Administrative Agent pursuant to this Article VI shall affect (i) the obligation of any LC Issuing Bank to make any payment under any Letter of Credit in accordance with the terms of such Letter of Credit or (ii) the obligations of each Lender in respect of each such Letter of Credit; provided, however, that if an Event of Default has occurred and is continuing, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, upon notice to the Borrower, require the Borrower to deposit with the Administrative Agent an amount in the cash collateral account (the “Cash Collateral Account”) described below equal to the LC Outstandings on such date. Such Cash Collateral Account shall at all times be free and clear of all rights or claims of third parties. The Cash Collateral Account shall be maintained with the Administrative Agent in the name of, and under the sole dominion and control of, the Administrative Agent, and amounts deposited in the Cash Collateral Account shall bear interest at a rate equal to the rate generally offered by Citibank for deposits equal to the amount deposited by the Borrower in the Cash Collateral Account, for a term to be determined by the Administrative Agent, in its sole discretion. The Borrower hereby grants to the Administrative Agent for the benefit of the LC Issuing Banks and the Lenders a Lien in and hereby assigns to the Administrative Agent for the benefit of LC Issuing Banks and the Lenders all of its right, title and interest in, the Cash Collateral Account and all funds from time to time on deposit therein to secure its reimbursement obligations in respect of Letters of Credit. If any drawings then outstanding or thereafter made are not reimbursed in full immediately upon demand or, in the case of subsequent drawings, upon being made, then, in any such event, the Administrative Agent may apply the amounts then on deposit in the Cash Collateral Account, toward the payment in full of any of the LC Outstandings as and when such obligations shall become due and payable. Upon payment in full, after the termination of the Letters of Credit, of all such obligations, the Administrative Agent will repay and reassign to the Borrower any cash then in the Cash Collateral Account and the Lien of the Administrative Agent on the Cash Collateral Account and the funds therein shall automatically terminate.

ARTICLE VII
THE AGENT

SECTION 7.01.    Authorization and Action.

Each LC Issuing Bank and Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Advances), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. The Administrative Agent agrees to give to each Lender and LC Issuing Bank prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.
SECTION 7.02.    Administrative Agent’s Reliance, Etc.

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile, e-mail, electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and signed or sent by the proper party or parties.
SECTION 7.03.    Citibank and Affiliates.

With respect to its Commitment and the Advances made by it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such

Subsidiary, all as if Citibank were not the Administrative Agent and without any duty to account therefor to the Lenders.
SECTION 7.04.    Lender Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
SECTION 7.05.    Indemnification.

The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances then outstanding to each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent (in its capacity as such) under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such expenses are reimbursable by the Borrower but for which the Administrative Agent is not reimbursed by the Borrower.
SECTION 7.06.    Successor Administrative Agent.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the LC Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States of America and a combined capital and surplus of at least $500,000,000; provided that, the consent of the Borrower shall not be required if an Event of Default, or an event that would constitute an Event of Default with notice or lapse of time or both, has occurred and is continuing. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the LC Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (v) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor; provided that, the consent of the Borrower shall not be required if an Event of Default, or an event that would constitute an Event of Default with notice or lapse of time or both, has occurred and is continuing. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    The Majority Lenders may at any time, to the extent permitted by applicable law, by notice in writing to the Borrower and to the Person serving as Administrative Agent remove such Person as Administrative Agent and, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor; provided that, the consent of the Borrower shall not be required if an Event of Default, or an event that would constitute an Event of Default with notice or lapse of time or both, has occurred and is continuing. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment by the Removal Effective Date, then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. On the Removal Effective Date, the Borrower shall pay in full all amounts due and payable to the removed Administrative Agent hereunder and under the other Loan Documents.

(d)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each LC Issuing Bank directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 7.07.    Resignation of LC Issuing Banks.

Any LC Issuing Bank may resign at any time by notifying the Administrative Agent, the Lenders and the Borrower. Subject to the appointment and acceptance of a successor LC Issuing Bank as provided below, such retiring LC Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an LC Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit. Upon receipt by the Borrower of such notice of intent to resign, the Borrower and such retiring LC Issuing Bank may agree to replace or terminate the outstanding Letters of Credit issued by such LC Issuing Bank, and shall notify the Administrative Agent of any such replacement or termination. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor LC Issuing Bank acceptable to the Borrower. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring LC Issuing Bank gives notice of its resignation, then the retiring LC Issuing Bank may appoint a successor LC Issuing Bank, with an office in the United States of America and having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as LC Issuing Bank hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring LC Issuing Bank and the retiring LC Issuing Bank shall be discharged from its duties and obligations hereunder. After an LC Issuing Bank’s resignation hereunder, the provisions of Sections 2.12, 2.15 and 8.04 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an LC Issuing Bank.

SECTION 7.08.    Trust Indenture Act.

In the event that the Administrative Agent or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by the Borrower, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any of the Borrower’s obligations hereunder by or on behalf of Citibank in its capacity as Administrative Agent for the benefit of any Lender hereunder (other than Citibank or an Affiliate of Citibank) and that is applied in accordance with the terms hereof shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.01.    Amendments, Etc.

Subject to Section 2.09(c), no amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01 or 3.02, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest (or rate of interest) on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder (other than pursuant to Section 2.18), (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or change the definition of “Majority Lenders” or the number of Lenders that shall be required for the Lenders or any of them to take any action hereunder, (f) change the provisions requiring pro rata sharing of payments under Section 2.14 or amend or waive Section 2.16 or (g) amend this Section 8.01; and provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and the LC Issuing Banks in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the LC Issuing Banks under this Agreement, and provided further, that this Agreement may be amended and restated without the consent of any Lender, any LC Issuing Bank or the Administrative Agent if, upon giving effect to such amendment and restatement, such Lender, such LC Issuing Bank or the Administrative Agent, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any Commitment or other obligation hereunder or under any Letter of Credit and shall have been paid in full all amounts payable hereunder to such Lender, such LC Issuing Bank or the Administrative Agent, as the case may be.
Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder, and the Commitments and the outstanding Advances or other Extensions of Credit of such Lender hereunder will not be taken into account in determining whether the Majority Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Majority Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.
SECTION 8.02.    Notices, Etc.

(a)Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including via electronic communication pursuant to Section 8.11) and mailed, emailed, sent by facsimile or delivered, if to the Borrower, at its address at 639 Loyola Avenue, New Orleans, Louisiana 70113, Attention: Steven C. McNeal, Vice President and Treasurer, Email: smcneal@entergy.com; if to any Bank or LC Issuing Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender and if to the Administrative Agent, at its address at 1615 Brett Road, Ops III, New Castle, Delaware 19720, Attention: Agency Operations (Telephone: 302-894-6150, Facsimile: 646-274-5080, Email: glagentofficeops@citi.com); or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be deemed to have been given on the date of receipt (i) if mailed, sent by facsimile or delivered by hand or overnight courier service and received during the normal business hours of such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section and (ii) if emailed and received in accordance with Section 8.11. If such notices and communications are received after the normal business hours of such party, receipt shall be deemed to have been given upon the opening of the recipient’s next Business Day. Except as otherwise provided in Section 5.01(c), notices and other communications given by the Borrower to the Administrative Agent shall be deemed given to the Lenders.

(b)Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 8.03.    No Waiver; Remedies.

No failure on the part of any Lender, any LC Issuing Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTIO 8.04.    Costs and Expenses; Indemnification.

(a)The Borrower agrees to pay on demand all costs and expenses incurred by the Administrative Agent and the LC Issuing Banks in connection with the preparation, execution, delivery, syndication administration, modification and amendment of this Agreement and the other Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and the LC Issuing Banks with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. Any invoices to the Borrower with respect to the aforementioned expenses shall describe such costs and expenses in reasonable detail. The Borrower further agrees to pay on demand all costs and expenses, if any (including, without limitation, counsel fees and expenses of outside counsel and of internal counsel), incurred by the Administrative Agent, the Lenders and the LC Issuing Banks in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of, and the protection of the rights of the Lenders under, this Agreement and the other Loan Documents, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a).

(b)If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09, 2.10, 2.11 or 2.13, acceleration of the maturity of the Advances pursuant to Section 6.02, assignment to another Lender upon demand of the Borrower pursuant to Section 8.07(e) for any other reason, the Borrower shall, upon demand by any Lender or any LC Issuing Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or such LC Issuing Bank any amounts required to compensate such Lender or such LC Issuing Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits upon such Lender’s or such LC Issuing Bank’s representation to the Borrower that it has made reasonable efforts to mitigate such loss), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. Any Lender making a demand pursuant to this Section 8.04(b) shall provide the Borrower with a written certification of the amounts required to be paid to such Lender, showing in reasonable detail the basis for the Lender’s determination of such amounts; provided, however, that no Lender shall be required to disclose any confidential or proprietary information in any certification provided pursuant hereto, and the failure of any Lender to provide such certification shall not affect the obligations of the Borrower hereunder.

(c)The Borrower hereby agrees to indemnify and hold each Lender, each LC Issuing Bank, the Administrative Agent and each Related Party of any of the foregoing Persons (each, an “Indemnified Person”) harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorney’s fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) that any of them may incur or which may be claimed against any of them by any Person or entity by reason of or in connection with the execution, delivery or performance of this Agreement or any other Loan Document or any transaction contemplated hereby or thereby, or the use by the Borrower or any of its Subsidiaries of the proceeds of any Advance or the use by the Borrower or any beneficiary of any Letter of Credit of such Letter of Credit, AND THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNIFIED PERSON, except that no Indemnified Person shall be entitled to any indemnification hereunder to the extent that such claims, damages, losses, liabilities, costs or expenses are finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person. The Borrower’s obligations under this Section 8.04(c) shall survive the repayment of all amounts owing to the Lenders, the LC Issuing Banks, and the Administrative Agent under this Agreement and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 8.04(c) are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law. The Borrower also agrees not to assert, and hereby waives, any claim against any Lender, any LC Issuing Bank, any of such Lender’s or such LC Issuing Bank’s affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement or any other Loan Document, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances or the use by the Borrower or any beneficiary of any Letter of Credit of such Letter of Credit. No Indemnified Person referred to in this subsection (c) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

SECTION 8.05.    Right of Set-off.

Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.02 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.02, each Lender and each LC Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such LC Issuing Bank, as applicable, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether or not such Lender or such LC Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19(b)(iii) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and each LC Issuing Bank agrees promptly to notify the Borrower after any such set-off and application made by such Lender or such LC Issuing Bank, as applicable, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and each LC Issuing Bank under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender or such LC Issuing Bank may have.
SECTION 8.06.    Binding Effect.

This Agreement shall become effective when it shall have been executed by the Borrower, the Lenders and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each LC Issuing Bank and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign or delegate any rights hereunder (or any interest herein) or duties or obligations under this Agreement or any other Loan Document without the prior written consent of the Administrative Agent and all the Lenders.

SECTION 8.07.    Assignments and Participations.

(a)Successors and Assigns by Lenders Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

i.Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

ii.Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned.

iii.Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)    the consent of each LC Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

iv.Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

v.No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender, any Potential Defaulting Lender or any of their respective Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender, a Potential Defaulting Lender or any of their respective Subsidiaries.

vi.No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

vii.Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each LC Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.15 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations. Each Lender may at any time sell participations to one or more banks, financial institutions or other entities (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the maker of any such Advance for all purposes of this Agreement and (iv) the Borrower, the Administrative Agent, the LC Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 7.05 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the provision in Section 8.01 relating to amendments, waivers or consents requiring unanimous consent of the Lenders that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 2.15 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under Sections 2.12 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, advances, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, advance, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Mitigation Obligations; Replacement of Lenders.

i.Designation of a Different Applicable Lending Office. If any Lender requests compensation under Section 2.12, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Body for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ii.Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Body for the account of any Lender pursuant to Section 2.15 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with Section 8.07(e)(i), or if any Lender is a Non-Consenting Lender, a Non-Extending Lender, a Defaulting Lender or a Potential Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.15) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(A)no event has occurred and is continuing that constitutes an Event of Default or that would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

(B)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 8.07(b);

(C)such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in LC Outstandings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(b)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(D)in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;

(E)such assignment does not conflict with applicable law; and

(F)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender or Non-Extending Lender, the applicable assignee shall have consented to the applicable extension, amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(f)Certain Pledges. Anything in this Section 8.07 to the contrary notwithstanding, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender identified as such in writing from time to time by the Granting Lender to the Administrative Agent, the LC Issuing Banks and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any such SPC to make any Advance, (ii) if such SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof and (iii) no SPC or Granting Lender shall be entitled to receive any greater amount pursuant to Section 2.12 or 8.04(b) than the Granting Lender would have been entitled to receive had the Granting Lender not otherwise granted such SPC the option to provide any Advance to the Borrower. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would otherwise be liable so long as, and to the extent that, the related Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against or join any other person in instituting against such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. Notwithstanding the foregoing, the Granting Lender unconditionally agrees to indemnify the Borrower, the LC Issuing Banks, the Administrative Agent and each Lender against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be incurred by or asserted against the Borrower, the LC Issuing Banks, the Administrative Agent or such Lender, as the case may be, in any way relating to or arising as a consequence of any such forbearance or delay in the initiation of any such proceeding against its SPC. Each party hereto hereby acknowledges and agrees that no SPC shall have the rights of a Lender hereunder, such rights being retained by the applicable Granting Lender. Accordingly, and without limiting the foregoing, each party hereby further acknowledges and agrees that no SPC shall have any voting rights hereunder and that the voting rights attributable to any Advance made by an SPC shall be exercised only by the relevant Granting Lender and that each Granting Lender shall serve as the administrative agent and attorney-in-fact for its SPC and shall on behalf of its SPC receive any and all payments made for the benefit of such SPC and take all actions hereunder to the extent, if any, such SPC shall have any rights hereunder. In addition, notwithstanding anything to the contrary contained in this Agreement any SPC may (i) with notice to, but without the prior written consent of any other party hereto, assign all or a portion of its interest in any Advances to the Granting Lender and (ii) disclose on a confidential basis any information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 8.07(g) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advance is being funded by an SPC at the time of such amendment.

SECTION 8.08.    Governing Law.

THIS AGREEMENT AND ANY NOTE ISSUED PURSUANT TO SECTION 2.17 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
SECTION 8.09.    Consent to Jurisdiction; Waiver of Jury Trial.

(a)To the fullest extent permitted by law, the Borrower hereby irrevocably (i) submits to the exclusive jurisdiction of any New York State or Federal court sitting in New York City, Borough of Manhattan, and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement, any other Loan Document or any Letter of Credit, and (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in such New York State court or in such Federal court. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower also irrevocably consents, to the fullest extent permitted by law, to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to the Borrower at its address specified in Section 8.02. The Borrower agrees, to the fullest extent permitted by law, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)THE BORROWER, EACH LC ISSUING BANK, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, ANY LETTER OF CREDIT, OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

SECTION 8.10.    Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 8.11.    Electronic Communications.

(a)The Borrower hereby agrees that, to the extent the Borrower is so able, it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any default or event of default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement but only to the extent requested by the Administrative Agent. To the extent the Borrower is unable to deliver any portion of the Communications in an electronic/soft medium form, the Borrower shall promptly deliver hard copies of such Communications to the Administrative Agent.

(b)The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders and the LC Issuing Banks by posting the Communications on DebtDomain, the Internet or another similar electronic system (the “Platform”). The Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

(c)THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS

OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER, ANY LC ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM OR OTHERWISE THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement. Each Lender and each LC Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender or such LC Issuing Bank for purposes of this Agreement. Each Lender and each LC Issuing Bank agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of (i) such Lender’s or such LC Issuing Bank’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(e)Nothing herein shall prejudice the right of the Administrative Agent, any LC Issuing Bank or any Lender to give any notice or other communication pursuant to this Agreement in any other manner specified in this Agreement.

SECTION 8.12.    Severability.

Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 8.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any LC Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
SECTION 8.13    Headings.

Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
SECTION 8.14.    USA PATRIOT Act Notice.

Each Lender that is subject to the Patriot Act, each LC Issuing Bank and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower pursuant to the requirements of the Patriot Act that it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such

Lender, such LC Issuing Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent, any LC Issuing Bank or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
SECTION 8.15.    Confidentiality.

Each of the Administrative Agent, each Lender and each LC Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives on a “need to know” basis (it being understood that the Persons to which such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.15, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (C) any rating agency, (D) the CUSIP Service Bureau or any similar organization or (E) any credit insurance provider relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 8.15 or (y) becomes available to the Administrative Agent, any Lender, the LC Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent, the Lenders and the LC Issuing Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Lenders and the LC Issuing Banks in connection with the administration of this Agreement, the other Loan Documents and the Commitments.
For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the LC Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the Restatement Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 8.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 8.16.    Entire Agreement.

This Agreement, the Fee Letters and the Notes issued hereunder constitute the entire agreement among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, except (i) as expressly agreed in any such previous agreement and (ii) for the Fee Letters. Except as is expressly provided for herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.
SECTION 8.17.    Texas Revolving Credit Statute.

If, notwithstanding the provisions of Section 8.08, Texas law shall be applied by any Governmental Body to this Agreement, any other Loan Document or the obligations of the Borrower hereunder or thereunder, the Borrower hereby agrees that Chapter 346 of the Texas Finance Code, as amended, shall not govern or in any manner apply to its obligations hereunder.

SECTION 8.18.    Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Advance or Letter of Credit under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender making such Advance or the LC Issuing Bank issuing such Letter of Credit in accordance with applicable law, the rate of interest payable in respect of such Advance or Letter of Credit hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and charges that would have been payable in respect of such Advance or Letter of Credit but were not payable as a result of the operation of this Section 8.18 shall be cumulated and the interest and charges payable to such Lender or LC Issuing Bank in respect of other Advances or Letters of Credit or periods shall be increased (but not above the Maximum Rate applicable thereto) until such cumulated amount, together with interest thereon at the Applicable Margin to the date of repayment, shall have been received by such Lender or LC Issuing Bank; provided that if Texas law shall establish the Maximum Rate, the Maximum Rate shall be the applicable weekly ceiling under Chapter 303 of the Texas Finance Code.

SECTION 8.19.    No Fiduciary Duty.

The Credit Parties and their respective Affiliates (collectively, solely for purposes of this Section, the “Lender Parties”), may have economic interests that conflict with those of the Borrower, its securities holders and/or their Affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and the Borrower, its securities holders or its Affiliates, on the other hand. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Party has assumed an advisory or fiduciary responsibility in favor of the Borrower, its securities holders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise the Borrower, its securities holders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents, and (y) each Lender Party is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, securities holders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

SECTION 8.20.    Reallocations.

(a)[Reserved].

(b)The Administrative Agent, the Borrower and each Lender agree that upon the effectiveness of this Agreement on the Restatement Effective Date, the amount of such Lender’s Commitment is as set forth on Schedule II hereto. Simultaneously with the effectiveness of this Agreement on the Restatement Effective Date, the Commitments of each of the Lenders, the outstanding amount of all Advances and the participations of the Lenders in outstanding Letters of Credit shall be reallocated among the Lenders in accordance with their respective Percentages (determined in accordance with the amount of each Lender’s Commitment set forth on Schedule II hereto), and in order to effect such reallocations, each Lender whose Commitment is in an amount that exceeds the amount of its “Commitment” under the Existing Credit Agreement (each an “Assignee Lender”) shall be deemed to have purchased all right, title and interest in, and all obligations in respect of, the Commitments of the Lenders whose Commitments are less than their respective “Commitments” under the Existing Credit Agreement (each an “Assignor Lender”), so that the Commitments of each Lender will be as set forth on Schedule II hereto. Such purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, Assignment and Assumptions without the payment of any related assignment fee, and, except for any requested replacement promissory notes to be provided to the Assignor Lenders and Assignee Lenders in the principal amounts of their respective Commitments, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived). The Assignor Lenders and Assignee Lenders shall make such cash settlements among themselves, through the Administrative Agent, as the Administrative Agent may direct (after giving effect to any netting effected by the Administrative Agent) with respect to such reallocations and assignments.

SECTION 8.21.    Amendment and Restatement of Existing Credit Agreement.

This Agreement continues in effect the Existing Credit Agreement, and the Existing Credit Agreement shall be amended and restated in its entirety by the terms and provisions of this Agreement, which shall supersede all terms and provisions of the Existing Credit Agreement effective from and after the Restatement Effective Date. This Agreement is not intended to, and shall not, constitute a novation of any indebtedness or other obligations owing by the Borrower under the Existing Credit Agreement or a waiver or release of any indebtedness or other obligations owing, or any “Event of Default” or event that, with the giving of notice or passage of time or both, would be an “Event of Default” (each as defined in the Existing Credit Agreement) existing, under the Existing Credit Agreement based on any facts or events occurring or existing at or prior to the execution and delivery of this Agreement. On the Restatement Effective Date, the credit facilities described in the Existing Credit Agreement shall be amended, supplemented, modified and restated in their entirety by the credit facilities described herein, and all “Outstanding Credits” (as defined in the Existing Credit Agreement) of the Borrower that are not being paid on such date and remain outstanding as of such date under the Existing Credit Agreement, shall be deemed to be Outstanding Credits under the corresponding facilities described herein, without further action by any Person, except as provided in Section 8.20(b).

SECTION 8.22.    Acknowledgment and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)
the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 8.23.    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    Such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments or this Agreement,
(ii)    The transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or
(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ENTERGY TEXAS, INC.

By      /s/ Steven C. McNeal
Steven C. McNeal
Vice President and Treasurer

CITIBANK, N.A.,
as Administrative Agent and Bank

By /s/ Richard Rivera
Name: Richard Rivera
Title: Vice President

JPMORGAN CHASE BANK, N.A.,
as LC Issuing Bank and Bank

By /s/ Juan J. Javellana
Name: Juan J. Javellana
Title: Executive Director

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Bank

By /s/ Keith Luettel
Name: Keith Luettel
Title: Director

BNP PARIBAS,
as Bank and LC Issuing Bank

By /s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director

By Ade Adedeji
Name: Ade Adedeji
Title: Vice President

BNP PARIBAS SECURITIES CORP.,
as Joint Lead Arranger

By /s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director

By Ade Adedeji
Name: Ade Adedeji
Title: Vice President

MIZUHO BANK, LTD.,
as LC Issuing Bank and Bank

By /s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

MUFG BANK, LTD.
as Bank

By Cherese Joseph
Name: Cherese Joseph
Title: Vice President

THE BANK OF NOVA SCOTIA,
as LC Issuing Bank and Bank

By /s/ David Dewar
Name: David Dewar
Title: Director

Bank of America, N.A.
as Bank

By     /s/ Maggie Halleland
Name: Maggie Halleland
Title: Vice President

GOLDMAN SACHS BANK USA,
as Bank

By /s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

MORGAN STANLEY BANK, N.A.
as Bank

By /s/ Michael King
Name: Michael King
Title: Authorized Signatory

KEYBANK NATIONAL ASSOCIATION
as Bank

By /s/ Paul J. Pace
Name: Paul J. Pace
Title: Senior Vice President

BARCLAYS BANK PLC
as Bank

By /s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

CoBank, ACB
as Bank

By /s/ Mike Rehmer
Name: Mike Rehmer
Title: Vice President

THE BANK OF NEW YORK MELLON
as Bank

By /s/ Molly H. Ross
Name: Molly H. Ross
Title: Vice President

Regions Bank
as Bank

By /s/ Tedrick Tarver
Name: Tedrick Tarver
Title: Vice President

SUMITOMO MITSUI BANKING
CORPORATION
as Bank

By /s/ Katsuyuki Kubo
Name: Katsuyuki Kubo
Title: Managing Director

U.S. BANK NATIONAL ASSOCIATION
as Bank

By /s/ Michael T. Sagges
Name: Michael T. Sagges
Title: Vice President

SCHEDULE I
LIST OF APPLICABLE LENDING OFFICES
ENTERGY TEXAS, INC.
U.S. $150,000,000 Second Amended and Restated Credit Agreement

Name of Bank	Domestic Lending Office	Eurodollar Lending Office

Citibank, N.A.
1615 Brett Road
Ops III
New Castle, DE 19720

Attention: Agency Operations
Tel: 302-894-6150
Fax: 646-274-5080
Email: glagentofficeops@citi.com

With a copy to:
388 Greenwich Street
19th Floor
New York, NY 10013
Attention: Ashwani Khubani
Tel: 212-816-3690
E-mail: ashwani.khubani@citi.com

1615 Brett Road
Ops III
New Castle, DE 19720

Attention: Agency Operations
Tel: 302-894-6150
Fax: 646-274-5080
Email: glagentofficeops@citi.com

With a copy to:
388 Greenwich Street
19th Floor
New York, NY 10013
Attention: Ashwani Khubani
Tel: 212-816-3690
E-mail: ashwani.khubani@citi.com

JPMorgan Chase Bank, N.A.
JPM-Delaware Loan Operations
500 Stanton Christiana Road, Ops 2/3
Newark, DE 19713

Attn: Brad Alvarez
Telephone: +1-212-270-9618 ext.69618
Email: bradley.alvarez@jpmorgan.com
Group Email: Na_cpg@jpmorgan.com

JPM-Delaware Loan Operations
500 Stanton Christiana Road, Ops 2/3
Newark, DE 19713

Attn: Brad Alvarez
Telephone: +1-212-270-9618 ext.69618
Email: bradley.alvarez@jpmorgan.com
Group Email: Na_cpg@jpmorgan.com

Wells Fargo Bank, National Association	90 South 7th Street, MAC 9305-156 Minneapolis, MN 55402 Attn: Keith Luettel Telephone: 612-667-4747 Fax: 612-667-2276 Email: keith.r.luettel@wellsfargo.com Group Email: RKECLNSVPayments@wellsfargo.com	90 South 7th Street, MAC 9305-156 Minneapolis, MN 55402 Attn: Keith Luettel Telephone: 612-667-4747 Fax: 612-667-2276 Email: keith.r.luettel@wellsfargo.com Group Email: RKECLNSVPayments@wellsfargo.com

BNP Paribas
787 Seventh Avenue
New York, NY 10019

Attn: Victor Padilla
Telephone: 212-471-6761
Fax: 201-616-7918
Email:
VICTOR.PADILLA@us.bnpparibas.com

Covenant Compliance Contact:

Attn: Victor Padilla
Telephone: 201-850-5924
Email:
VICTOR.PADILLA@us.bnpparibas.com

dl.ito_mo_na@us.bnpparibas.com

Loan Servicing Dept.
Telephone: 514-285- 6042
Fax: 201-616-7918
Email: Loan.book@us.bnpparibas.com

787 Seventh Avenue
New York, NY 10019

Attn: Victor Padilla
Telephone: 212-471-6761
Fax: 201-616-7918
Email:
VICTOR.PADILLA@us.bnpparibas.com

Covenant Compliance Contact:

Attn: Victor Padilla
Telephone: 201-850-5924
Email:
VICTOR.PADILLA@us.bnpparibas.com

dl.ito_mo_na@us.bnpparibas.com

Loan Servicing Dept.
Telephone: 514-285- 6042
Fax: 201-616-7918
Email: Loan.book@us.bnpparibas.com

Mizuho Bank, Ltd.	1251 Avenue of the Americas New York, NY 10020 Attn: Edwin Stone Telephone: 212-282-3269 Fax: 212-282-4488 Email: Edwin.stone@mizuhocbus.com	1251 Avenue of the Americas New York, NY 10020 Attn: Edwin Stone Telephone: 212-282-3269 Fax: 212-282-4488 Email: Edwin.stone@mizuhocbus.com

The Bank of Nova Scotia	40 King Street West 55th floor, Toronto, ONTARIO M5H 1H1 Canada Attn: Sandy Dewar Telephone: 416-350-5749 Email: sandy.dewar@scotiabank.com	40 King Street West 55th floor, Toronto, ONTARIO M5H 1H1 Canada Attn: Sandy Dewar Telephone: 416-350-5749 Email: sandy.dewar@scotiabank.com

MUFG Bank, Ltd.
1251 Avenue of the Americas
New York, NY 10020-1104

Attn : Steven Williams
Operations Dept.
Telephone : 201-413-8520
Fax : 201-521-2304 / 201-521-2305

Attn : John Guilds
Telephone : 213-236-6615
Email : JGuilds@us.mufg.jp

1251 Avenue of the Americas
New York, NY 10020-1104

Attn : Steven Williams
Operations Dept.
Telephone : 201-413-8520
Fax : 201-521-2304 / 201-521-2305

Attn : John Guilds
Telephone : 213-236-6615
Email : JGuilds@us.mufg.jp

Bank of America, N.A.	100 N. Tryon St. Charlotte, NC 28255 Attn: Maggie Halleland Telephone: 980-386-0270 Email: maggie.halleland@baml.com	100 N. Tryon St. Charlotte, NC 28255 Attn: Maggie Halleland Telephone: 980-386-0270 Email: maggie.halleland@baml.com

Goldman Sachs Bank USA	200 West Street New York, NY 10282 Attn: Operations Telephone: 212-902-1099 Fax: 917-977-3966 Email: gs-sbd-admin-contacts@ny.email.gs.com	200 West Street New York, NY 10282 Attn: Operations Telephone: 212-902-1099 Fax: 917-977-3966 Email: gs-sbd-admin-contacts@ny.email.gs.com

Morgan Stanley Bank, N.A.
One Utah Center, 201 S Main Street
5th Floor
Salt Lake City, UT 84111

Attn: Documentation Team/Brian Swiech
1300 Thames Street, Thames Street Wharf, 4th Floor
Baltimore, MD 21231
Telephone: 443-627-6463
Email: doc4secportfolio@morganstanley.com

Loan Administration Contact
Telephone: 443-627-4355
Fax: 718-233-2140
Email: msloanservicing@morganstanley.com

One Utah Center, 201 S Main Street
5th Floor
Salt Lake City, UT 84111

Attn: Documentation Team/Brian Swiech
1300 Thames Street, Thames Street Wharf, 4th Floor
Baltimore, MD 21231
Telephone: 443-627-6463
Email: doc4secportfolio@morganstanley.com

Loan Administration Contact
Telephone: 443-627-4355
Fax: 718-233-2140
Email: msloanservicing@morganstanley.com

KeyBank National Association	127 Public Square Cleveland, Ohio 44114 Attn: Sukanya Raj Telephone: 216-689-7669 Email: Sukanya.raj@key.com Operations Contact: Brandon Addison Telephone: 216-689-4829 Email : kas_servicing@keybank.com	127 Public Square Cleveland, Ohio 44114 Attn: Sukanya Raj Telephone: 216-689-7669 Email: Sukanya.raj@key.com Operations Contact: Brandon Addison Telephone: 216-689-4829 Email : kas_servicing@keybank.com

Barclays Bank PLC
745 7th Avenue
New York, NY 10019

Attn: Kyle Brzoza
Telephone: 212-412-1140
Fax: 212-256-5115
Email: kyle.a.brzoza@barclays.com

Operations Contact
Attn: US Loan Operations
700 Prides Crossing
Newark, DE 19713
Telephone: 201-499-0040
Fax: 972-535-5728
Group Email: 19725355728@tls.ldsprod.com

745 7th Avenue
New York, NY 10019

Attn: Kyle Brzoza
Telephone: 212-412-1140
Fax: 212-256-5115
Email: kyle.a.brzoza@barclays.com

Operations Contact
Attn: US Loan Operations
700 Prides Crossing
Newark, DE 19713
Telephone: 201-499-0040
Fax: 972-535-5728
Group Email: 19725355728@tls.ldsprod.com

CoBank, ACB
6340 S Fiddlers Green Circle
Greenwood Village, CO 80111

Attn: Mike Rehmer
Telephone: 303-740-6496
Email: mrehmer@cobank.com

Operations Contact: Beth Johnson
Telephone: 303-740-3437
Fax: 303-740-4002
Email: cobankloanaccounting@cobank.com

 6340 S Fiddlers Green Circle
Greenwood Village, CO 80111

Attn: Mike Rehmer
Telephone: 303-740-6496
Email: mrehmer@cobank.com

Operations Contact: Beth Johnson
Telephone: 303-740-3437
Fax: 303-740-4002
Email: cobankloanaccounting@cobank.com

The Bank of New York Mellon	BNY Mellon Center, 36th Floor 500 Grant Street Pittsburgh, PA 15258-0001 Attn: Molly H. Ross Telephone: 412-236-7465 Fax: 412-236-1914 Email: Molly.Homoki@bnymellon.com	BNY Mellon Center, 36th Floor 500 Grant Street Pittsburgh, PA 15258-0001 Attn: Molly H. Ross Telephone: 412-236-7465 Fax: 412-236-1914 Email: Molly.Homoki@bnymellon.com

Regions Bank	1900 5th Avenue North Birmingham, AL 35203 Attn : Ted Tarver Telephone : 980-287-2795 Fax : 980-332-9289 Email : Ted.Tarver@regions.com Group Operations Email : sncservices@regions.com	1900 5th Avenue North Birmingham, AL 35203 Attn : Ted Tarver Telephone : 980-287-2795 Fax : 980-332-9289 Email : Ted.Tarver@regions.com Group Operations Email : sncservices@regions.com

Sumitomo Mitsui Banking Corporation	277 Park Avenue New York, NY 10172 Attn: Michael Cummings Telephone: 212-224-4368 Fax: 212-224-5222 Email: mcummings@SMBC-LF.com	277 Park Avenue New York, NY 10172 Attn: Michael Cummings Telephone: 212-224-4368 Fax: 212-224-5222 Email: mcummings@SMBC-LF.com

U.S. Bank National Association	800 Nicollet Mall Minneapolis, MN 55402 Attn: Michael Sagges Telephone: 917-256-2822 Fax: 646-935-4551 Email: Michael.sagges@usbank.com Group Email: CLSSyndicationServicesTeam@usbank.com	800 Nicollet Mall Minneapolis, MN 55402 Attn: Michael Sagges Telephone: 917-256-2822 Fax: 646-935-4551 Email: Michael.sagges@usbank.com Group Email: CLSSyndicationServicesTeam@usbank.com

SCHEDULE II
COMMITMENT SCHEDULE

Name of Lender	Commitment Amount

Citibank, N.A.	$10,628,891.65
JPMorgan Chase Bank, N.A.	$10,628,891.65
Wells Fargo Bank, National Association	$10,628,891.65
BNP Paribas	$10,628,891.65
Mizuho Bank, Ltd.	$10,628,891.66
The Bank of Nova Scotia	$10,628,891.66
MUFG Bank, Ltd.	$10,628,891.66
Bank of America, N.A.	$9,078,455.80
Goldman Sachs Bank USA	$9,078,455.80
Morgan Stanley Bank, N.A.	$9,078,455.79
KeyBank National Association	$8,284,557.91
Barclays Bank PLC	$7,537,359.90
CoBank, ACB	$7,696,139.48
The Bank of New York Mellon	$7,500,000.00
Regions Bank	$5,781,444.58
Sumitomo Mitsui Banking Corporation	$5,781,444.58
U.S. Bank National Association	$5,781,444.58

TOTAL	$150,000,000.00

SCHEDULE III
FRONTING COMMITMENT SCHEDULE

Name of LC Issuing Bank	Fronting Commitment Amount
JPMorgan Chase Bank, N.A.	$5,000,000
BNP Paribas	$5,000,000
Mizuho Bank, Ltd.	$10,000,000
The Bank of Nova Scotia	$10,000,000

TOTAL	$30,000,000

SCHEDULE IV
EXISTING LETTERS OF CREDIT

LC Issuance Date	Flexcube Issuance Date	LC Expiry Date	LC Issuing Bank Ref #	LC Type	Status	Closing Balance
12/4/17	12/4/17	12/4/18	4149061	FIN	Active	$1,256,000.00
						$1,256,000.00

EXHIBIT A-1
FORM OF NOTICE OF BORROWING
Citibank, N.A., as Administrative Agent
for the Lenders and the LC Issuing Banks party
to the Credit Agreement
referred to below
1615 Brett Road, Ops III
New Castle, Delaware 19720

[Date]

Attention:    Bank Loan Syndications

Ladies and Gentlemen:

The undersigned, Entergy Texas, Inc., refers to the Second Amended and Restated Credit Agreement, dated as of September 14, 2018 (as further amended, supplemented or modified as of the date hereof, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, the LC Issuing Banks and Citibank, N.A., as Administrative Agent for said Lenders and said LC Issuing Banks, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
(i)The Business Day of the Proposed Borrowing is , 20   .

(ii)The Type of Advances to be made in connection with the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii)The aggregate amount of the Proposed Borrowing is $ .

(iv)Wire instructions:
Bank: [*]
ABA #: [*]
Acct. #: [*]
Acct. Name: [*]

(v)The Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is [one week] [___ month[s]]1

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
(A)the representations and warranties contained in Section 4.01 of the Credit Agreement (excluding those contained in the last sentence of subsection (e) and in subsections (f) and (n) thereof) are true and correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(B)no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

Very truly yours,

ENTERGY TEXAS, INC.

By
Name:
Title:

1.    Delete for Base Rate Advances..

EXHIBIT A-2
FORM OF NOTICE OF CONVERSION
Citibank, N.A., as Administrative Agent
for the Lenders and the LC Issuing Banks party
to the Credit Agreement
referred to below
1615 Brett Road, Ops III
New Castle, Delaware 19720

[Date]

Attention:    Bank Loan Syndications

Ladies and Gentlemen:

The undersigned, Entergy Texas, Inc., refers to the Second Amended and Restated Credit Agreement, dated as of September 14, 2018 (as further amended, supplemented or modified as of the date hereof, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders party thereto, the LC Issuing Banks and Citibank, N.A., as Administrative Agent for said Lenders and said LC Issuing Banks, and hereby gives you notice, irrevocably, pursuant to Section 2.10 of the Credit Agreement, that the undersigned hereby requests a Conversion under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion (the “Proposed Conversion”) as required by Section 2.10 of the Credit Agreement:
(i)The Business Day of the Proposed Conversion is __________, _____.

(ii)The Type of Advances comprising the Proposed Conversion is [Base Rate Advances] [Eurodollar Rate Advances].

(iii)The aggregate amount of the Proposed Conversion is $__________.

(iv)The Type of Advances to which such Advances are proposed to be Converted is [Base Rate Advances] [Eurodollar Rate Advances].

(v)The Interest Period for each Advance made as part of the Proposed Conversion is [one week] [___ month(s)].1

1.    Delete for Base Rate Advances

The undersigned hereby represents and warrants that the following statements are true on the date hereof, and will be true on the date of the Proposed Conversion:
(A)The Borrower’s request for the Proposed Conversion is made in compliance with Section 2.10 of the Credit Agreement; and

(B)No Event of Default has occurred and is continuing or would result from the Proposed Conversion. 2

Very truly yours,

ENTERGY TEXAS, INC.

By
Name:
Title:

2.    The certification in clause (B) is required only for any request to Convert Advances to Eurodollar Rate Advances.

EXHIBIT A-3
FORM OF REQUEST FOR ISSUANCE

[Date]

Citibank, N.A., as Administrative Agent for the Lenders and the LC Issuing Banks party to the Credit Agreement referred to below
1615 Brett Road, Ops III
New Castle, Delaware 19720

Ladies and Gentlemen:

The undersigned, Entergy Texas, Inc. (the “Borrower”), refers to the Second Amended and Restated Credit Agreement, dated as of September 14, 2018 (as further amended, supplemented or modified as of the date hereof, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders and the LC Issuing Banks party thereto and the Administrative Agent, and hereby gives you notice, pursuant to Section 2.03 of the Credit Agreement, that the Borrower hereby requests the issuance of a Letter of Credit (the “Requested Letter of Credit”) in accordance with the following terms:
(i)    the requested date of [issuance] [extension] [modification] [amendment] of the Requested Letter of Credit (which is a Business Day) is _____________;

(ii)    the expiration date of the Requested Letter of Credit requested hereby is ___________;    1

(iii)    the proposed stated amount of the Requested Letter of Credit is ____________;2

(iv)    the beneficiary of the Requested Letter of Credit is: [insert name and address of beneficiary];

(v)    the conditions under which a drawing may be made under the Requested Letter of Credit are as follows: ___________________; and

(vi)    the purpose of the Requested Letter of Credit is : ____________.

1.    Date may not be later than the fifth Business Day prior to the Termination Date.
2.    Must be minimum of $100,000.

Please select any of the following that apply:

□ Attachments hereto impose additional terms and conditions on the Borrower and/or the applicable LC Issuing Bank and are incorporated into this Request for Issuance as if fully set forth herein, (e.g. sample language or form of the Requested Letter of Credit).

□ Requested Letter of Credit to be issued in transferable form.

□ Requested Letter of Credit is to contain an automatic extension clause with (specify all that apply):

(i)    a notification period of (______) days in the event of non-extension;

(ii)    [one] [multiple] renewal period(s) of (______) [year] [months];

(iii)    a final expiration date of (_________________)

(iv)    insert drawing option: Beneficiary received a notice of non-extension of the expiration date of the Credit and has not received a satisfactory substitute letter of credit.

All banking charges, other than the applicable LC Issuing Bank’s charges, are for account of:

□ Beneficiary □ the Borrower

Upon the issuance of the Letter of Credit (or the amendment of the Letter of Credit that constitutes an Extension of Credit) by an LC Issuing Bank in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to an issuance of a Letter of Credit (or an amendment of a Letter of Credit that constitutes an Extension of Credit, as applicable) that are specified in Article III of the Credit Agreement have been satisfied.
ENTERGY TEXAS, INC.

By
Name:
Title:

EXHIBIT B
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.] 4    Capitalized terms used but not defined herein shall have the meanings given to them in the Second Amended and Restated Credit Agreement identified below (as further amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]: ______________________________

______________________________

1.
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2.
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3.	Select as appropriate.

4.	Include bracketed language if there are either multiple Assignors or multiple Assignees

2.	Assignee[s]: ______________________________

______________________________
[Assignee is an [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s): Entergy Texas, Inc.

4.	Administrative Agent: Citibank, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement:    $150,000,000 Second Amended and Restated Credit Agreement, dated as of September 14, 2018, among Entergy Texas, Inc., the Lenders parties thereto, Citibank, N.A., as Administrative Agent, and the LC Issuing Banks parties thereto

6.	Assigned Interest[s]:

Assignor[s] [5]	Assignee[s] [6]	Facility Assigned [7]	Aggregate Amount of Commitment/Advances for all Lenders [8]	Amount of Commitment/Advances Assigned[8]	Percentage Assigned of Commitment/Advances [9]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%
[7.Trade Date:______________] 10
[Page break]

5.	List each Assignor, as appropriate.

6.	List each Assignee, as appropriate.

7.	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment”, etc.)

8.	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

9.	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.

10.	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR[S] 11
[NAME OF ASSIGNOR]

By:______________________________
Title:
[NAME OF ASSIGNOR]

By:______________________________
Title:
ASSIGNEE[S] 12
[NAME OF ASSIGNEE]

By:______________________________
Title:
[NAME OF ASSIGNEE]

By:______________________________
Title:
[Consented to and] 13Accepted:
Citibank, N.A., as
Administrative Agent
By: _________________________________
Title:

11.	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

12.	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

13.	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

Consented to:

[NAME OF LC ISSUING BANK] 14

By: ________________________________
Title:
[Consented to:

ENTERGY TEXAS, INC.
By: ________________________________
Title:] 15

14.    Insert signature block for each LC Issuing Bank.
15.    To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1
$150,000,000 Second Amended and Restated Credit Agreement, dated as of September 14, 2018, among Entergy Texas, Inc., the Lenders parties thereto, Citibank, N.A., as Administrative Agent, and the LC Issuing Banks parties thereto

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender or a Potential Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.07 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 5.01(c)(i) and 5.01(c)(ii) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C-1

[RESERVED]

EXHIBIT C-2

[RESERVED]

EXHIBIT C-3

[RESERVED]

EXHIBIT D

[RESERVED]

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships
For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of September 14, 2018 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Entergy Texas, Inc., Citibank, N.A., as the administrative agent (the “Administrative Agent”), and each lender and letter of credit issuer from time to time party thereto.
Pursuant to the provisions of Section 2.15(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any promissory note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Administrative Agent and the Borrower, and (2) the undersigned shall have at all times furnished the Administrative Agent and the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships
For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of September 14, 2018 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Entergy Texas, Inc., Citibank, N.A., as the administrative agent (the “Administrative Agent”), and each lender and letter of credit issuer from time to time party thereto.
Pursuant to the provisions of Section 2.15(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships
For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of September 14, 2018 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Entergy Texas, Inc., Citibank, N.A., as the administrative agent (the “Administrative Agent”), and each lender and letter of credit issuer from time to time party thereto.
Pursuant to the provisions of Section 2.15(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships
For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of September 14, 2018 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Entergy Texas, Inc., Citibank, N.A., as the administrative agent (the “Administrative Agent”), and each lender and letter of credit issuer from time to time party thereto.
Pursuant to the provisions of Section 2.15(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any promissory note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any promissory note(s) evidencing such Advance(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Administrative Agent and the Borrower, and (2) the undersigned shall have at all times furnished the Administrative Agent and the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]